                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

      Filed by the Registrant /X/
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      /X/        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      / /        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-11(c) or
                 Section240.14a-12

                   SABRE HOLDINGS CORPORATION
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

      -----------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if other than the
                                    Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
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           (3)  Per unit price or other underlying value of transaction
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                it was determined):
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/ /        Fee paid previously with preliminary materials.
/ /        Check box if any part of the fee is offset as provided by
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           (4)  Date Filed:
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

                           SABRE HOLDINGS CORPORATION
    P.O. BOX 619615, DALLAS/FORT WORTH INTERNATIONAL AIRPORT, TX 75261-9615

                                           April 17, 2000

TO OUR STOCKHOLDERS,

    You are cordially invited to attend the annual meeting of stockholders of Sabre Holdings Corporation, which will be held in the Trinity Ballroom at the Dallas/Fort Worth Airport Marriott South, 4151 Centreport Drive, Fort Worth, Texas 76155, on Wednesday, May 17, 2000, at 1:00 P.M., Central Daylight Saving Time. An Official Notice of the Meeting, Proxy Statement and form of proxy are enclosed with this letter.

    We hope that those of you who plan to attend the annual meeting will join us beforehand for refreshments. If you cannot be present, you may vote over the Internet, as well as by telephone or by mailing a traditional proxy card. Voting over the Internet, by telephone or by written proxy will ensure your representation at the annual meeting if you choose not to attend in person. Please review the instructions on the proxy card or the information forwarded by your bank, broker or other holder of record concerning each of these voting options. If you plan to attend the annual meeting, please make certain that you so indicate when voting and bring the admission ticket that is printed on the last page of the proxy statement.

                                           Sincerely,
                                           /s/ WILLIAM J. HANNIGAN
                                           William J. Hannigan
                                           CHAIRMAN OF THE BOARD

                           SABRE HOLDINGS CORPORATION
    P.O. BOX 619615, DALLAS/FORT WORTH INTERNATIONAL AIRPORT, TX 75261-9615
                            ------------------------

               OFFICIAL NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             ---------------------

    The annual meeting of stockholders of Sabre Holdings Corporation, will be held in the Trinity Ballroom at the Dallas/Fort Worth Airport Marriott
South, 4151 Centreport Drive, Fort Worth, Texas 76155, on Wednesday, May 17, 2000, at 1:00 P.M., Central Daylight Saving Time, for the purpose of considering and acting upon the following:

    (1) election of a director;

    (2) amendment to the Corporation's Restated Certificate of Incorporation;

    (3) approval of amendments to the Employee Stock Purchase Plan;

    (4) ratification of the selection of Ernst & Young LLP as independent auditors for the year 2000;

and such other matters as may properly come before the meeting or any adjournments thereof.

    Only stockholders of record at the close of business on April 10, 2000 will be entitled to attend or to vote at the meeting.

                                           By Order of the Board of Directors,

                                           /s/ JAMES F. BRASHEAR
                                           James F. Brashear
                                           CORPORATE SECRETARY

April 17, 2000

    IF YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU MUST HAVE AN ADMISSION TICKET (PRINTED ON THE LAST PAGE OF THE PROXY STATEMENT) OR OTHER PROOF OF SHARE OWNERSHIP. IF YOU DO NOT EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE VOTE
(1) OVER THE INTERNET, (2) BY TOLL-FREE TELEPHONE NUMBER, OR (3) BY COMPLETING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE ACCOMPANYING ENVELOPE (THE ENVELOPE REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES). PLEASE REFER TO THE VOTING INSTRUCTIONS INCLUDED ON YOUR PROXY CARD OR, FOR SHARES HELD IN STREET NAME, THE VOTING INSTRUCTIONS FORWARDED BY YOUR BANK, BROKER OR NOMINEE.

                           SABRE HOLDINGS CORPORATION
    P.O. BOX 619615, DALLAS/FORT WORTH INTERNATIONAL AIRPORT, TX 75261-9615

                            ------------------------

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 17, 2000

    This proxy statement and the form of proxy are being mailed to stockholders on or around April 17, 2000, in connection with a solicitation of proxies by the Board of Directors of Sabre Holdings Corporation (the "Corporation" or "Sabre") for use at the annual meeting of stockholders to be held on May 17, 2000. Most stockholders have a choice of voting over the Internet, by using a toll-free telephone number or by completing a proxy card and mailing it in the postage-paid envelope provided. Check your proxy card or the information forwarded by your bank, broker or other holder of record to determine which options are available to you. Please be aware that if you vote over the Internet, you may incur costs such as telecommunication and Internet access charges for which you will be responsible. The Internet voting facilities for stockholders of record will close at 5:00 P.M. Central Daylight Saving Time on the evening before the annual meeting. The telephone voting facilities for stockholders of record will be available until the annual meeting begins at 1:00 P.M. Central Daylight Saving Time. The Internet and telephone voting procedures are designed to authenticate stockholders by use of a control number and to allow stockholders to confirm that their instructions have been properly recorded.

    If the enclosed form of proxy is signed and returned, it will be voted as specified in the proxy, or if no vote is specified, it will be voted FOR each of the matters described in this proxy statement. You may revoke your proxy at any time before it is exercised by writing to the Corporate Secretary, by timely delivery of a properly executed, later-dated proxy (including an Internet or telephone vote) or by voting by ballot at the annual meeting. The method by which you vote will not limit your right to vote at the annual meeting if you later decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record, to be able to vote at the annual meeting.

    The Corporation will bear the entire cost of this solicitation, including the preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. In addition to using the mails, proxies may be solicited by directors, officers and regular employees of the Corporation or its subsidiaries, in person or by telephone. No additional compensation will be paid to directors, officers or other regular employees for their services. The Corporation will also request banks, brokers and nominees who hold common stock in their names to forward proxy material at the Corporation's expense to the beneficial owners of such stock. The Corporation has retained D.F. King &
Co., Inc., a firm of professional proxy solicitors, to aid in the solicitation at an estimated fee of $11,000 plus reimbursement of normal expenses.

                      OUTSTANDING STOCK AND VOTING RIGHTS

    The holders of record of the Corporation's common stock at the close of business on April 10, 2000 will be entitled to vote at the meeting. On that
date, the Corporation had outstanding [            ] shares of Class A Common
Stock. Each holder of Class A Common Stock will be entitled to one vote in person or by proxy for each share of Class A Common Stock held.

    Proposal 1. Directors of the Corporation who are standing for election are elected by a plurality of the affirmative votes cast at the annual meeting. Abstentions from voting and broker non-votes will have no effect on the outcome of such vote, because elections of directors are determined on the basis of votes cast, and abstentions and broker non-votes are not counted as votes cast.

    Proposal 2. Approval of the amendments to the Corporation's Restated Certificate of Incorporation requires the affirmative vote of a majority of the voting power of the outstanding shares entitled to vote at the meeting. Abstentions and broker non-votes will have the same effect as votes against the proposal.

    Proposal 3. Approval of the amendments to the Employee Stock Purchase Plan requires the affirmative vote of a majority of the voting power of the outstanding shares present in person or represented by proxy and entitled to vote at the annual meeting. Abstentions will be counted as votes against the proposal, while broker non-votes will not be counted in determining whether the proposal has been approved.

    Proposal 4. Ratification of the appointment of auditors requires the affirmative vote of the holders of a majority of the voting power of the shares present in person or represented by proxy and entitled to vote at the annual meeting. Abstentions will be counted as votes against the proposal, while broker non-votes will not be counted in determining whether the proposal has been approved.

DIRECTOR NOMINATIONS AND STOCKHOLDER PROPOSALS

    The Compensation/Nominating Committee of the Board of Directors will consider recommendations by stockholders for nominees for election as directors. Such recommendations must be submitted in writing to the Corporate Secretary of the Corporation together with (i) the name and address (as they appear on the Corporation's books) and stockholdings of the stockholder submitting the nomination and the beneficial owner, if any, on whose behalf the nomination is made and (ii) all information relating to such nominee that is required to be disclosed in solicitations of proxies for election of directors or is otherwise required pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and
Rule 14a-11 thereunder (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director, if elected). Under the Corporation's Bylaws, nominations for director generally may be made only by the Board of Directors, the Chairman of the Board, or a stockholder entitled to vote who delivers notice to the Corporation (containing the information specified above) not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year's annual meeting. For the Corporation's meeting in the year 2001, the Corporation must receive this notice on or after January 16, 2001, and on or before February 15, 2001.

    The Corporation's Bylaws also provide that no business may be brought before an annual meeting except as specified in the notice of the meeting or as otherwise brought before the meeting by the Board of Directors, the Chairman of the Board or by a stockholder entitled to vote who has delivered notice to the Corporation (containing certain information specified in the Bylaws) within the time limits described above for delivering notice of a nomination for the election of a director. These requirements apply to any matter that a stockholder wishes to raise at an annual meeting other than pursuant to the procedures set forth in Rule 14a-8 under the Exchange Act. Pursuant to Rule 14a-8, any stockholder proposal must be received by the Corporation no later than December 18, 2000 to be included in the 2001 proxy statement.

    A copy of the full text of the Bylaw provisions discussed above may be obtained by writing to the Corporate Secretary of the Corporation, P.O. Box 619615, Dallas/Fort Worth International Airport, TX 75261-9615.

                       PROPOSAL 1--ELECTION OF A DIRECTOR

    There are currently seven directors on the Corporation's Board of Directors. The Board of Directors is divided into three classes of directors with staggered terms. Directors are elected to terms which expire on the annual meeting date three years following the annual meeting at which they are elected.

    Mr. Carty, Mr. Arpey, and Mrs. McNamara resigned from the Board of Directors on March 15, 2000. The terms of two directors, Mr. Brennan and Mr. Kelly, will expire at the annual meeting in 2000. Mr. Kelly has stated his intention to not seek re-election and to resign as a director on May 17, 2000. It is proposed that Mr. Brennan be re-elected at the annual meeting for a three-year term that will expire at the annual meeting in 2003. In addition, the Corporation, in conjunction with the Board's Compensation/Nominating Committee, is actively searching for suitable candidates to replace Mr. Carty, Mr. Arpey, Mrs. McNamara and Mr. Kelly, as directors.

    Unless otherwise indicated, all proxies that authorize the proxy holder to vote for the election of directors will be voted FOR the election of the nominee listed below. If the nominee becomes unavailable for election as a result of unforeseen circumstances, it is the intention of the proxy holder to vote for the election of such substitute nominee, if any, as the Board of Directors may propose. As of the date of this proxy statement, the Board of Directors is not aware that the nominee is unable or will decline to serve as director.

                       NOMINEE FOR ELECTION AS A DIRECTOR

    The nominee for election as a director has furnished to the Corporation the following information with respect to his principal occupation or employment and principal business directorships.

BUSINESS AFFILIATIONS

    EDWARD A. BRENNAN, Retired Chairman, President and Chief Executive Officer, Sears, Roebuck and Co., Chicago, Illinois; merchandising. He is also a director of The Allstate Corporation; AMR Corporation ("AMR"); American Airlines, Inc.; Dean Foods Company; Morgan Stanley Dean Witter & Co.; Minnesota Mining and Manufacturing Company; and Unicom Corporation.

    Mr. Brennan is 66. He became a director in November 1996, and was re-elected to a term expiring at the annual meeting in 2000. He is Chairman of the Compensation/Nominating Committee and Special Committee on Performance-Based Compensation.

VOTE REQUIRED FOR APPROVAL

    A plurality of the votes cast is necessary for the election of a director.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEE LISTED
ABOVE.

                              CONTINUING DIRECTORS

    PAUL C. ELY, JR., President of Santa Cruz Yachts, Santa Cruz, California; yacht manufacturing; former General Partner of Alpha Partners, Menlo Park, California; venture capital; former Chief Executive Officer of Convergent Inc; computer workstations; former Executive Vice President and director, Hewlett-Packard Company; computers. He is also a director of Parker Hannifin Corporation, Tektronix, Inc. and Travelocity.com Inc.

    Mr. Ely is 68. He became a director in January 1997, and was re-elected to a term expiring at the annual meeting in 2001. He is a member of the Audit Committee, Compensation/Nominating Committee, and Special Committee on Performance-Based Compensation, and was a member of the Special Committee on the Spin-Off.

    GLENN W. MARSCHEL, JR., Chief Executive Officer and Co-Chairman of the Board of Faroudja, Inc., Sunnyvale, California; video processing technology; Chairman of the Board of Additech, Inc., Houston, Texas; petrochemicals; former President and CEO of Paging Network, Inc.; telecommunications; former Vice Chairman of First Financial Management Corporation; credit card processing; former Group President of Automatic Data Processing; information systems. He is also a director of Travelocity.com Inc.

    Mr. Marschel is 53. He became a director in November 1996, and was re-elected to a term expiring at the annual meeting in 2001. He is a member of the Audit Committee, Compensation/ Nominating Committee, and Special Committee on Performance-Based Compensation, and was a member of the Special Committee on the Spin-Off.

    WILLIAM J. HANNIGAN, Chairman, President and Chief Executive Officer of Sabre Holdings Corporation, Fort Worth, Texas; information systems; formerly President of SBC Global Markets; telecommunications. He is also a director and Chairman of the Board of Travelocity.com Inc.

    Mr. Hannigan is 40. He became a director in December 1999, with a term expiring at the annual meeting in 2002. He is a member of the Executive Committee.

    BOB L. MARTIN, Retired President and Chief Executive Officer, Wal-Mart International, Inc.; retailing.

    Mr. Martin is 51. He became a director in January 1997, and was re-elected to a term expiring at the annual meeting in 2002. He is a member of the Audit Committee, Compensation/ Nominating Committee, and Special Committee on Performance-Based Compensation and was Chairman of the Special Committee on the Spin-Off.

    RICHARD L. THOMAS, Retired Chairman of First Chicago NBD Corporation; financial services. He is also a director of IMC Global, Inc.; PMI Group, Inc.; Sara Lee Corporation and Unicom Corporation.

    Mr. Thomas is 69. He became a director in November 1996, and was re-elected to a term expiring at the annual meeting in 2002. He is Chairman of the Audit Committee and a member of the Compensation/Nominating Committee, and Special Committee on Performance-Based Compensation, and was a member of the Special Committee on the Spin-Off.

                                BOARD COMMITTEES

    The Corporation has a standing Audit Committee, Compensation/Nominating Committee, Special Committee on Performance-Based Compensation and Executive Committee that perform the functions described below. The Board of Directors met eleven times in 1999. All of the Corporation's directors attended at least 75% of the meetings of the Board of Directors and committees held during the periods in which they served on the Board of Directors or such committees.

    The Audit Committee, which is composed entirely of directors who are not employees or officers of the Corporation, met three times during 1999 with the Corporation's independent auditors, representatives of management, and the internal audit staff. The Audit Committee during 1999 consisted of Messrs. Ely, Marschel, Martin and Thomas. The Audit Committee recommends the selection of independent auditors, reviews the scope and results of the annual audit, reviews the Corporation's consolidated financial statements, reviews the scope of non-audit services provided by the independent auditors, reviews reports of the independent auditors, and oversees the Corporation's compliance with legal requirements.

    The Compensation/Nominating Committee, which is composed entirely of directors who are not employees or officers of the Corporation, met nine times during 1999. The Compensation/ Nominating Committee during 1999 consisted of Messrs. Brennan, Ely, Kelly, Marschel, Martin and Thomas. The Compensation/Nominating Committee makes recommendations with respect to compensation and benefit programs for the officers and directors of the Corporation and its subsidiaries. It also makes recommendations with respect to assignments to committees of the Board of Directors and promotions, changes and succession among the senior management of the Corporation and its subsidiaries, and recommends suitable candidates for election to the Board of Directors.

    The Special Committee on Performance-Based Compensation, which is composed entirely of outside directors who are not employees or officers of the Corporation and do not receive directly or indirectly compensation from the Corporation other than compensation as a director, met six times during 1999. The Special Committee on Performance-Based Compensation during 1999 consisted of Messrs. Brennan, Ely, Marschel, Martin and Thomas. The Special Committee on Performance-Based Compensation makes recommendations with respect to compensation and benefit programs for the officers and directors of the Corporation and its subsidiaries.

    The Executive Committee met three times during 1999. The Executive Committee during 1999 consisted of Messrs. Arpey, Carty, Durham, Hannigan and Kelly. The Executive Committee may exercise all the power and authority of the Board in the management of the business and affairs of the Corporation, with the exception of such powers and authority as are specifically reserved to the Board of Directors.

    In 1999, the Board of Directors created a Special Committee on the Spin-Off, which was composed entirely of directors who were not employees or officers of the Corporation to represent the interests of the stockholders of the Corporation, particularly the holders of the Corporation's Class A Common Stock, in connection with the Spin-Off as defined on page 30. The Special Committee on the Spin-Off during 1999 consisted of Messrs. Ely, Marschel, Martin and Thomas. The Special Committee on the Spin-Off met seven times during 1999. This committee completed its work in March 2000 following the Spin-Off.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    No member of the Compensation/Nominating Committee is a current or former employee or officer of the Corporation or any of its affiliates nor has any interlocking relationship with any other corporation that requires specific disclosure under this heading.

COMPENSATION OF DIRECTORS

    Outside directors of the Corporation receive a semi-annual retainer of $12,500 for service on the Board of Directors and $1,000 for each day of Board or Committee meetings attended. Directors may defer payment of all or any part of these fees pursuant to two deferral plans. Under the first of these deferral plans, the Corporation will pay interest on the amount deferred using the six-month London Interbank Offered Rate ("LIBOR") plus 1%. Under the second deferral plan, compensation deferred during any calendar month is converted into stock equivalent units by dividing the total amount of deferred compensation by the fair market value of the Corporation's Class A Common Stock for such month. At the end of the deferral period, the Corporation will pay to the director an amount in cash equal to the number of accumulated stock equivalent units multiplied by the fair market value of the Corporation's Class A Common Stock for the month in which the deferral period terminates.

    On the first business day after the annual meeting of stockholders, each outside director will receive options for 4,000 shares of the Corporation's Class A Common Stock under the Amended and Restated 1996 Long-Term Incentive Plan (the "Amended and Restated 1996 LTIP"). In addition, each new outside director, when elected to the Board of Directors, will receive a one-time award of options for 10,000 shares of the Corporation's Class A Common Stock under the Amended and Restated 1996 LTIP. Options will have an exercise price equal to the fair market value of the Corporation's Class A Common Stock on the date of grant, will generally vest one year from grant date and will have a ten-year term.

                             EXECUTIVE COMPENSATION
                           SUMMARY COMPENSATION TABLE

    The following Summary Compensation Table sets forth the compensation for the past three years paid to: (i) the individuals who, as of December 31, 1999, were the four most highly compensated executive officers of the Corporation (other than the Chief Executive Officer) whose aggregate current renumeration exceeded $100,000; and (ii) those individuals who served as Chief Executive Officer of the Corporation during the 1999 fiscal year, (collectively, the "Named Executive Officers").

                                                                            LONG-TERM
                                                                           COMPENSATION
                                                                    --------------------------
                                                                              AWARDS              PAYOUTS
                     ANNUAL COMPENSATION                            --------------------------   ----------
                ------------------------------                                    SECURITIES
NAME AND                                              OTHER         RESTRICTED    UNDERLYING
PRINCIPAL                                             ANNUAL          STOCK        OPTIONS/         LTIP         ALL OTHER
POSITION          YEAR      SALARY    BONUS(1)   COMPENSATION(2)    AWARDS(3)       SARS(4)      PAYOUTS(5)   COMPENSATIONS(6)
--------        --------   --------   --------   ----------------   ----------   -------------   ----------   ----------------
W.J. Hannigan     1999     $ 30,645   $     0        $      0       $8,331,125      350,000       $      0        $      0
                  1998            0         0               0                0            0              0               0
                  1997            0         0               0                0            0              0               0
------------------------------------------------------------------------------------------------------------------------------
M.J. Durham       1999      449,651   282,965         159,460                0       65,000        782,297         889,400
                  1998      543,333   460,697               0                0       75,000        664,498           6,946
                  1997      459,325   255,000               0                0            0        636,199           6,946
------------------------------------------------------------------------------------------------------------------------------
J.M. Jackson      1999      313,750   160,000               0                0      125,000        527,578           3,572
                  1998      115,323    60,000               0          321,250      136,000        679,978           3,572
                  1997            0         0               0                0            0              0               0
------------------------------------------------------------------------------------------------------------------------------
B.J. Boston       1999      312,500   160,000               0                0      145,000        307,453          31,837
                  1998      263,000   130,000               0                0       30,000        349,389          26,116
                  1997      238,125    80,000               0                0            0        250,042          24,973
------------------------------------------------------------------------------------------------------------------------------
T.B. Jones        1999      308,750   160,000               0                0      317,600        349,688           9,574
                  1998      293,708   140,000               0                0       17,600        326,398          10,011
                  1997      276,175    80,000               0                0        1,750        215,886           8,920
------------------------------------------------------------------------------------------------------------------------------
E.J. Speck        1999      290,000   150,000               0                0      142,000        315,516           8,214
                  1998      236,667   120,000               0                0       26,000         78,767           8,214
                  1997      185,870    60,000               0                0       57,420        160,596          24,318
------------------------------------------------------------------------------------------------------------------------------

W.J. Hannigan     = William J. Hannigan, President and Chief Executive Officer
                  (Effective December 13, 1999)
M.J. Durham       = Michael J. Durham, President and Chief Executive Officer
                  (Effective October 12, 1999, he ceased to be the President and Chief Executive Officer)
J.M. Jackson      = Jeffery M. Jackson, Executive Vice President, Chief
                  Financial Officer & Treasurer
B.J. Boston       = Bradford J. Boston, Executive Vice President-Product
                  Development & Delivery
T.B. Jones        = Terrell B. Jones, Executive Vice President and President
                  Travelocity.com Inc.
E.J. Speck        = Eric J. Speck, Executive Vice President-Marketing & Sales

------------------------------
(1) The amounts shown for 1999 represent payments made in 2000 pursuant to the Corporation's Variable Compensation Plan for 1999 services. The amounts shown for 1998 represent payments made in 1999 pursuant to the Corporation's

    Variable Compensation Plan for 1998 services. The amounts shown for 1997 represent payments made in 1998 pursuant to the Corporation's Variable Compensation Plan for 1997 services (see discussion on page 19 of this proxy statement).

(2) The other annual compensation shown for Mr. Durham for 1999 includes the following costs incurred by the Corporation; weighted average cost for personal travel--$15,345; country club memberships--$119,707; financial planning--$7,150; automobile lease--$12,371; stock exercise fees--$4,887.

(3) The value of the 1999 restricted stock award to Mr. Hannigan is based on an average market price of $50.1875 for the Corporation's Class A Common Stock on the New York Stock Exchange ("NYSE") on the date of grant (December 13, 1999). The value of the 1998 restricted stock award to Mr. Jackson is based on an average market price of $40.1563 for the Corporation's Class A Common Stock on the NYSE on the date of grant (August 13, 1998). The following table sets forth certain information concerning restricted stock awards held on December 31, 1999:

                    RESTRICTED STOCK; TOTAL SHARES AND VALUE

                  TOTAL NUMBER OF      AGGREGATE MARKET VALUE
     NAME       RESTRICTED SHARES(A)   OF RESTRICTED SHARES(B)
--------------  --------------------   -----------------------
W.J. Hannigan         166,000                $8,600,875
M.J. Durham                 0                         0
J.M. Jackson            8,000                   414,500
B.J. Boston                 0                         0
T.B. Jones                  0                         0
E.J. Speck                  0                         0
--------------------------------------------------------------

    (A) Restricted shares are shares of the Corporation's Class A Common Stock that are subject to restrictions on disposition until vesting and that are subject to forfeiture if the employee leaves the Corporation ("Restricted Shares"). Mr. Jackson holds Restricted Shares that vest in 2001 and Mr. Hannigan holds Restricted Shares that vest in 2000 through 2004. Of Mr. Hannigan's 166,000 Restricted Shares, restrictions lapse on 26,400 shares one year from grant, 26,400 shares two years from grant and 13,200 shares three years from grant. With respect to Mr. Hannigan's remaining 100,000 Restricted Shares, restrictions lapse on such 100,000 shares 20% each year beginning one year from grant.

    (B) Based on an average market price of $51.8125 for the Corporation's Class A Common Stock on the NYSE on December 31, 1999.

(4) The 1999 amounts represent options granted in 1999 for shares of the Corporation's Class A Common Stock except for Mr. Jones, who received shares of the Corporation's Class A Common Stock and shares of Travelocity.com Inc. common stock. See page 27 for further discussion of Travelocity.com Inc. No option grants were received by Messrs. Durham and Boston in 1997. Mr. Jones was awarded an option grant during 1997, pursuant to his employment agreement. The amount shown for Mr. Speck for 1997 includes an annual option grant and an option grant received upon the cancellation of the phantom stock appreciation rights.

(5) The following information is concerning LTIP payouts: payments for 1997 represent payments made in 1998 under the Sabre 1995-1997 performance share program for AMR performance shares that were granted in 1995 (except for Messrs. Boston and Speck who received a grant in 1996), and vested over a three-year performance period, which were exchanged for Performance Shares. Payments for 1998 represent payments made in 1999 under the Sabre 1996-1998 performance share program for Sabre Performance Shares that were granted in 1996. Payments for 1999 represent payments made in 2000 under the Sabre 1997-1999 performance share program for Sabre Performance Shares that were granted in 1997.

(6) The information shown for 1999 includes: the above-market portion of interest (defined as a rate of interest exceeding 120% of the applicable federal long-term rate, with compounding) on deferred compensation that was credited but not paid in the current fiscal year ("Interest Differential"); employer contributions to a plan under Section 401(k) of the Internal Revenue Code of 1986 (the "Code") that is sponsored by the Corporation ("Contributions to Defined Contribution Plan"); employer contributions to a Supplemental Executive Retirement Plan that provides pension benefits to officers who earned compensation in excess of qualified plan limits (currently $160,000) ("Contributions to SERP"); the full amount of premiums paid under a split-dollar life insurance arrangement whereby the Corporation will recover certain premiums paid ("Insurance Premiums"). The Named Executive Officers were credited with the following: Interest Differential:
    Mr. Jones--$3,496; Contributions to Defined Contribution Plan:
    Mr. Boston--$9,200; Contributions to SERP: Mr. Boston--$16,244; Insurance
    Premiums: Mr. Jackson--$3,572, Mr. Boston--$6,393, Mr. Jones--$6,078,
    Mr. Speck--$8,214,; Mr. Durham received a severance payment of $889,400.

                             STOCK OPTIONS GRANTED

    The following table sets forth information concerning stock options granted during 1999 by the Corporation to the Named Executive Officers. The hypothetical present values of stock options granted in 1999 are calculated under a modified Black-Scholes model, a mathematical formula used to value options. The actual amount, if any, realized upon the exercise of stock options will depend upon the amount by which the market price of the Corporation's Class A Common Stock on the date of exercise exceeds the exercise price. The actual amount realized may be higher or lower than the hypothetical present values of stock options presented in this table.

    IF THE HYPOTHETICAL PRESENT VALUES PRESENTED IN THIS TABLE WERE ACTUALLY REALIZED UPON EXERCISE OF THE OPTIONS, THE CORRESPONDING INCREASE IN TOTAL STOCKHOLDER VALUE WOULD BE OVER $1 BILLION.

                     OPTION/SARS GRANTS IN LAST FISCAL YEAR
--------------------------------------------------------------------------------
                               INDIVIDUAL GRANTS
--------------------------------------------------------------------------------
                                % OF TOTAL
                                OPTIONS/SARS EXERCISE
                   NUMBER OF    GRANTED TO      OR
                   SECURITIES   EMPLOYEES      BASE
                   UNDERLYING     IN          PRICE                GRANT DATE
                   OPTIONS/SARS FISCAL         PER      EXPIRATION  PRESENT
      NAME         GRANTED(1)    YEAR         SHARE     DATE(2)     VALUE(3)
-----------------  ----------   ----------   --------   --------   -------------
W.J. Hannigan       350,000        14.2      $50.1875   12/13/09   $7,304,500
M.J. Durham          65,000         2.6      46.6563    1/25/09     1,188,850
T.B. Jones           17,600         0.7      60.3125    4/26/09       424,864
                    300,000(4)     40.4      23.0000    10/01/09    4,339,410(5)
B.J. Boston          25,000         1.0      46.6563    1/25/09       457,250
                     20,000         0.8      60.3125    4/26/09       482,800
                    100,000         4.1      50.1875    12/13/09    2,087,000
E.J. Speck           22,000         0.9      46.6563    1/25/09       402,380
                     20,000         0.8      60.3125    4/26/09       482,800
                    100,000         4.1      50.1875    12/13/09    2,087,000
J.M. Jackson         25,000         1.0      46.6563    1/25/09       457,250
                    100,000         4.1      50.1875    12/13/09    2,087,000

------------------------------
(1) The amount shown for Mr. Hannigan represents a one-time grant made in connection with his new position as Chief Executive Officer. A portion of the 100,000 options granted to each of Messrs. Jackson, Boston, and Speck represent an acceleration of grants that would have otherwise been made in 2000. The amounts shown for Mr. Jones represent an annual grant of 17,600 Sabre options, pursuant to his employment agreement, and an award of 300,000 options for common stock in Travelocity.com Inc. See page 27 for further discussion of Travelocity.com Inc.

(2) Options have a term of ten years and have an exercise price equal to the average market price of the Corporation's Class A Common Stock on the NYSE on the date of grant. Twenty percent of the options become exercisable each year over a five-year period.

(3) The modified Black-Scholes model used to calculate the hypothetical values at date of grant considers a number of factors to estimate the option's present value, including the volatility factor of the expected market price of the Corporation's Class A Common Stock, the weighted average expected life of the option, and interest rates. The assumptions used in the valuation of the options granted on January 25, 1999, were: stock price volatility--39%, expected life--4.5 years, interest rate--4.65%, and dividend yield--0%. The assumptions used in the valuation of the options granted on April 26, 1999, were: stock price volatility--39%, expected life--4.5 years, interest rate--5.19%, and dividend yield--0%. The assumptions used in the valuation of the options granted on December 13, 1999, were: stock price volatility--39%, expected life--4.5 years, interest rate--6.22%, and dividend yield--0%.

(4) Represents option to purchase 300,000 shares of Travelocity.com Inc. common stock. Twenty five percent of the options will vest on the first anniversary of the date of grant, and the remainder will vest in equal increments over the following 36 months until fully vested on the fourth anniversary of grant. The options have a ten-year term.

(5) The value reflected in the table for the Travelocity.com Inc. common stock granted to Mr. Jones is calculated using a growth model. The calculation is based on a compounded 5% and 10% growth per year. The amount reflected is using the compounded 5% growth rate. Using a compounded 10% growth rate, the amount would be $10,996,530. The Securities and Exchange Commission ("SEC") mandates the 5% and 10% assumed annual rates of compounded stock price appreciation.

                           STOCK OPTION EXERCISES AND
                      DECEMBER 31, 1999 STOCK OPTION VALUE

    The following table sets forth certain information concerning stock options exercised during 1999 by the Named Executive Officers and the number and value of unexercised in-the-money options for the Corporation's Class A Common Stock at December 31, 1999. The actual amount, if any, realized upon exercise of stock options will depend upon the amount by which the market price of the Corporation's Class A Common Stock on the date of exercise exceeds the exercise price. The actual value realized upon the exercise of unexercised in-the-money stock options (whether exercisable or unexercisable) may be higher or lower than the values reflected in this table.

           AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTIONS/SAR VALUE
-------------------------------------------------------------------------------------------------------
                                                 NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                UNDERLYING UNEXERCISED       IN-THE-MONEY OPTIONS/SARS
                     SHARES                     OPTIONS/SARS AT FY-END             AT FY-END(1)
                   ACQUIRED ON     VALUE      ---------------------------   ---------------------------
      NAME          EXERCISE      REALIZED    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
-----------------  -----------   ----------   -----------   -------------   -----------   -------------
W.J. Hannigan              0     $        0           0        350,000      $        0      $  568,750
M.J. Durham          306,720      6,941,219           0        102,460               0       2,302,270
J.M. Jackson          10,400        205,999      16,800        233,800         195,825       1,559,599
B.J. Boston           25,500        467,694       9,050        188,500         235,691       1,364,287
T.B. Jones            15,210        587,976      78,000        382,240       1,956,111       9,993,716(2)
E.J. Speck             1,900         79,788      38,140        182,530       1,029,983       1,301,203

------------------------------

(1) Based on an average market price of $51.8125 for the Corporation's Class A Common Stock on the NYSE on December 31, 1999.

(2) Includes options to purchase 300,000 shares of Travelocity.com Inc. common stock with a fiscal year-end value of $8,512,500. The value of the unexercised in-the-money options to purchase shares of Travelocity.com Inc. common stock was based on the closing price of Preview Travel, Inc. common stock on December 31, 1999.

                        LONG-TERM INCENTIVE PLAN AWARDS

    Under the Corporation's Amended and Restated 1996 Long-Term Incentive Plan ("LTIP"), deferred shares of the Corporation's Class A Common Stock ("Performance Shares") may be awarded to officers and other key employees, including the Named Executive Officers. Further information concerning Performance Shares can be found on page 21 of this proxy statement.

                  LONG-TERM INCENTIVE PLAN-AWARDS IN LAST FISCAL YEAR
----------------------------------------------------------------------------------------
                                       PERFORMANCE OR    ESTIMATED FUTURE PAYOUTS UNDER
                      NUMBER OF         OTHER PERIOD       NON-STOCK PRICE BASED PLANS
                   SHARES, UNITS OR   UNTIL MATURATION   -------------------------------
      NAME         OTHER RIGHTS(1)       OR PAYOUT       THRESHOLD    TARGET    MAXIMUM
-----------------  ----------------   ----------------   ---------   --------   --------
W.J. Hannigan                0                 N/A           0             0          0
M.J. Durham             11,000            12/31/01           0        11,000     22,000
J.M. Jackson             3,200            12/31/01           0         3,200      6,400
B.J. Boston              3,200            12/31/01           0         3,200      6,400
T.B. Jones               6,960            12/31/01           0         6,960     13,920
E.J. Speck               2,900            12/31/01           0         2,900      5,800

------------------------------

(1) All awards were grants of Performance Shares.

                                  PENSION PLAN

    Effective January 1, 1997, the Corporation established The SABRE Group Retirement Plan (the "SGRP"), a defined contribution plan qualified under the Code. Upon establishment, substantially all employees of the Corporation under the age of 40 at December 31, 1996 began participating in the SGRP.

    The Corporation contributes 2.75% of each participating employee's base pay to the SGRP. Employees fully vest in the Corporation's contributions after three years of service, including any prior service with AMR affiliates. In addition, the Corporation matches 50 cents of each dollar contributed by participating employees, limited to the first 6% of the employee's base pay contribution, subject to IRS limitations. Employees are immediately vested in their own contributions and the Corporation's matching contributions.

    The obligation for benefits previously earned by employees under the age of 40 under the tax-qualified defined benefit pension plan (the "American Plan") of American Airlines, Inc. ("American") are now the responsibility of the Legacy Pension Plan (the "LPP"), a defined benefit plan sponsored by the Corporation which offers benefits substantially similar to those offered by the American Plan. These benefits are based on the credited years of service earned as of December 31, 1996 or date of transfer to the Corporation from American or its affiliates, if later. However, these employees will continue to earn years of service for purposes of determining vesting and early retirement eligibility under the LPP based on future service to the Corporation. Additionally, future increases in compensation levels will be considered in the calculation of retirement benefits to be paid from the LPP to these employees upon their retirement.

    Employees age 40 or over as of December 31, 1996, who were participants in the American Plan at that date, were given the option of participating in the SGRP or the LPP. Benefits provided by the LPP to retirees of the Corporation are based on years of credited service and the employee's base pay for the highest consecutive five years of the ten years preceding retirement. With the exception noted below, the obligation for benefits previously earned by these employees under the American Plan is now the responsibility of the LPP.

    Certain employees of the Corporation meeting specified criteria have elected to remain in the American Plan for service through December 31, 1996, and are in the LPP for service and increases in compensation levels after that date. The obligation for benefits earned by these employees as of December 31, 1996 under the American Plan remained with the American Plan. Mr. Jones elected to remain in the American Plan for service through December 31, 1996.

    Officers and certain employees of the Corporation are eligible for additional retirement benefits, to be paid by the Corporation under the Supplemental Executive Retirement Plan (the "SERP") as an operating expense. The SERP provides pension benefits (calculated upon the basis of final average base salary, incentive compensation payments and performance returns) to which officers and certain employees of the Corporation would be entitled, but for the limit of $130,000 on the maximum annual benefit payable under the Employee Retirement Income Security Act of 1974 ("ERISA") and the Code, and the limit on the maximum amount of compensation which may be taken into account under the Corporation's retirement program ($160,000 for 1999).

    The following table shows typical annual benefits payable under the LPP and the SERP, based upon retirement in 1999 at age 65, to persons in specified remuneration and credited years-of-service classifications. Annual retirement benefits set forth below are subject to reduction for Social Security benefits and benefits under other qualified and non-qualified plans provided by the Corporation and American.

                               PENSION PLAN TABLE

                                     ANNUAL RETIREMENT BENEFITS
        FINAL           ----------------------------------------------------
       AVERAGE                       CREDITED YEARS OF SERVICE
      EARNINGS             15         20         25         30         35
---------------------   --------   --------   --------   --------   --------
            $ 250,000   $ 75,000   $100,000   $125,000   $150,000   $175,000
              300,000     90,000    120,000    150,000    180,000    210,000
              400,000    120,000    160,000    200,000    240,000    280,000
              500,000    150,000    200,000    250,000    300,000    350,000
              600,000    180,000    240,000    300,000    360,000    420,000
              700,000    210,000    280,000    350,000    420,000    490,000
              800,000    240,000    320,000    400,000    480,000    560,000
              900,000    270,000    360,000    450,000    540,000    630,000
            1,000,000    300,000    400,000    500,000    600,000    700,000
            1,100,000    330,000    440,000    550,000    660,000    770,000

    As of December 31, 1999, the Named Executive Officers had the following credited years of service: Mr. Hannigan--0; Mr. Jackson--14.5; Mr. Boston--2.6; Mr. Jones--20.7; Mr. Speck--18.5; Benefits are shown in the table using a straight-life annuity basis. Effective October 12, 1999, Mr. Durham ceased to be an officer or director of the Corporation. As of October 12, 1999, Mr. Durham had 19.3 years of credited service. Pursuant to his separation agreement, Mr. Durham will receive 20.0 years of credited service.

                   EXECUTIVE TERMINATION BENEFITS AGREEMENTS/
                             EMPLOYMENT AGREEMENTS

    The Corporation has executive termination benefits agreements ("Agreements") with its officers. The benefits provided by the Agreements are triggered by the termination of an officer: (i) within two years following a change in control of the Corporation if the Corporation terminates the officer or if the officer terminates his or her employment with "good reason"; (ii) within a 30 day period immediately following the first anniversary of a change in control if the officer terminates his or her employment for any or no reason; or (iii) within six months prior to a change in control of the Corporation. If the officer's employment is terminated for cause or as a consequence of death, disability, or retirement, benefits under the Agreement are not triggered.

    A change in control of the Corporation occurs: (i) if a person other than the Corporation or a subsidiary acquires 15% or more of the combined voting power of the Corporation's then outstanding securities; (ii) if the individuals who constitute the Board of Directors cease for any reason to constitute at least a majority of the Board of Directors, unless those individuals becoming new directors are approved by a vote of at least a majority of the incumbent Board of Directors; (iii) upon the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Corporation or the acquisition of assets of another corporation; or (iv) approval by the stockholders of the Corporation of a complete liquidation or dissolution of the Corporation.

    The Agreements provide that upon such termination, the officer will receive, in a lump sum payment: (i) three times the greater of: (A) the officer's annual base salary at the termination date or (B) the officer's annual base salary immediately prior to the change in control, plus; (ii) three times the greater of: (x) the median annual bonus awarded to the executive under the LTIP or any other bonus plan or (y) 50% of the highest median target bonus rate applicable to the executive for any period during such prior three-year period, multiplied by the annual applicable base salary determined under (i) above, and certain other miscellaneous benefits. In addition, upon a change in control, the vesting and exercisability of stock awards will be accelerated (for example, deferred and restricted stock will immediately vest, and all stock options will become immediately exercisable). Finally, the individual will be reimbursed for excise taxes, if any, paid pursuant to Section 280G of the Code (or its successor provision) and for federal income tax paid on such excise tax reimbursement.

    Mr. Durham served as CEO through October 11, 1999. He resigned from his positions as President and CEO of Sabre Holdings Corporation, as a director of Sabre Holdings Corporation, as an officer and director of each subsidiary of Sabre Holdings Corporation and of each other company or entity for which he had acted as an officer or director representing the interests of Sabre. As part of his separation agreement, Mr. Durham received a severance payment equal to $889,400 (which represents one year base salary plus bonus) and continued vesting on stock options through October 11, 2000. Any performance shares held by Mr. Durham vest on a pro rata basis through October 11, 2000 and will be paid in accordance with their terms. Mr. Durham was fully vested in his pension benefit, is eligible to receive retiree medical upon retirement and is entitled to receive travel privileges on American Airlines and American Eagle upon retirement. Mr. Durham will also be entitled to receive other benefits through December 31, 2000, including up to $40,000 in outplacement services and up to $5,000 for financial planning expenses.

    The Corporation had an executive termination agreement with Mr. Durham. This Agreement provided that Mr. Durham would be employed with the Corporation for a term of three years beginning October 11, 1996 (the date of the Corporation's
IPO). If the Corporation were to terminate Mr. Durham's employment during the term of the Agreement without cause, Mr. Durham would receive a severance payment equal to the greater of (i) one year's salary and target incentive compensation, or (ii) the total amount of salary and target incentive compensation remaining for the term of the Agreement, and all outstanding stock awards would continue vesting through the greater of one year or the remainder of the term of the Agreement.

    Per Mr. Hannigan's letter of employment, if the Corporation terminates his employment not for cause, Mr. Hannigan would receive a termination payment equal to two times the sum of his base salary plus target incentive compensation. In addition, all outstanding stock options that would have otherwise vested within one year of the termination date will become immediately vested on the termination date and the restrictions on the 66,000 restricted shares granted to Mr. Hannigan in December 1999 will immediately lapse.

    The Corporation has an agreement with Mr. Jones. Mr. Jones' agreement provides that the Corporation will employ him as an officer until April 18, 2000, subject to extension by the Corporation to no later than April 18, 2004. Pursuant to the agreement, the Corporation reserves the right to remove
Mr. Jones as an officer and to retain him as an employee for consulting services during the remainder of the term of the applicable agreement. Such officer's base salary as a consultant would be the rate in effect at the time of his removal as an officer, and such salary would continue for the remainder of the term of the applicable agreement. Pursuant to the agreement, Mr. Jones is entitled to receive a specified amount of incentive compensation under the LTIP, along with other specified benefits customarily provided to officers of the Corporation. Effective March 8, 2000, Mr. Jones ceased to be an Executive Vice President of the Corporation and became President and Chief Executive Officer of Travelocity.com Inc.

                    COMPENSATION/NOMINATING COMMITTEE REPORT

COMMITTEE ROLE IN OVERSEEING EXECUTIVE COMPENSATION POLICY

    A primary role of the Compensation/Nominating Committee (the "Committee") is to determine and oversee the administration of compensation for the executive officers of the Corporation. In this capacity, the Committee is dedicated to ensuring that the Corporation's compensation policies and practices are used effectively to support the achievement of the Corporation's short-term and long-term business objectives.

    It is the Committee's overall goal to develop executive compensation policies that are consistent with, and linked to, strategic business objectives and the Corporation's values. The Committee approves the design of, assesses the effectiveness of, and administers executive compensation programs in support of compensation policies. The Committee also reviews and approves all salary arrangements and other remuneration for executives, evaluates executive performance, and considers related matters.

COMPENSATION PHILOSOPHY

    The Corporation's primary business objective is to maximize stockholder value over the long-term. The Corporation's strategy is to maintain its leadership positions and to pursue growth in revenue and earnings by expanding its product offerings in electronic travel distribution and technology solutions. The Corporation's compensation policies are intended to facilitate the achievement of its business strategy.

    Compensation opportunities should enhance the Corporation's ability to attract, retain, and encourage the development of exceptionally knowledgeable and experienced executive officers upon whom, in large part, the successful operation and management of the Corporation depends. An integrated total compensation program should be structured to appropriately balance short-term and long-term business and financial strategic goals. A significant amount of pay for executive officers should be comprised of long-term, at-risk pay to align executive interests with stockholder interests. Salary and annual incentive should be sufficient to be competitive for retention purposes.

    As part of its overall compensation philosophy, the Committee has determined appropriate target levels for base salary, annual incentives, long-term compensation, and total compensation. In general, the Committee has determined that total compensation should be targeted at the 50th percentile of the market but individual pay determinations will be based on individual responsibilities and contributions. To the extent the Committee determines that individual compensation levels fall below the targeted levels, the Committee will adjust these compensation levels as appropriate.

    Competitive market data is provided by an independent compensation consultant. The data provided compares the Corporation's compensation practices to a group of comparator companies. The Corporation's market, for compensation comparison purposes, is comprised of a group of companies who tend to have national and international business operations and similar sales volumes, market capitalizations, employment levels, and lines of business. The Committee reviews and approves the selection of companies used for compensation comparison purposes.

    The companies chosen for the comparator group used for compensation purposes generally are not the same companies which comprise the peer group index in the Performance Graph included in this proxy statement. The Committee believes that the Corporation's most direct competitors for executive talent are not necessarily the same companies that would be included in a peer group established for comparing stockholder returns.

    The key elements of the Corporation's executive compensation are base salary, annual incentives, long-term compensation, and benefits. These key elements are addressed separately below. In determining compensation, the Committee considers all elements of an executive officer's total compensation package, including severance plans, insurance, and other benefits.

BASE SALARIES

    The Committee regularly reviews each executive officer's base salary. Base salaries for executive officers are initially determined by evaluating executives' levels of responsibility, prior experience, breadth of knowledge, internal equity issues, and external pay practices. Base salaries offer security to executives and allow the Corporation to attract competent executive talent and maintain a stable management team.

VARIABLE COMPENSATION PLAN

    The Corporation has an annual incentive compensation plan (the "Variable Compensation Plan") which provides that participants, including each of the Named Executive Officers, will be eligible to receive annual cash bonus awards only if specified financial performance goals are met by the Corporation. Annual bonus opportunities allow the Corporation to communicate specific goals that are of primary importance during the coming year and motivate executives to achieve these goals.

    Each year, the Committee will establish specific goals relating to each named executive's bonus opportunity. While target bonus payments to a participant under the Variable Compensation Plan are based upon an individual's job classification level at the Corporation relative to similar levels at the comparator group, the actual amount of the award is based on a subjective evaluation of each individual's performance. In recognition of superior performance, the Committee may award additional amounts in excess of the funded award as calculated.

    The Committee has determined that bonus opportunities will be based on a combination of performance measures reflecting the performance of the Corporation and individual performance. The weightings of each of these measures will vary depending upon each individual's position and responsibilities. For 1999, the Corporation measures were based on revenue growth and operating margin of the Corporation.

LONG-TERM INCENTIVES

    In keeping with the Corporation's desire to provide a total compensation package which favors at-risk components of pay, long-term incentives comprise the largest portion of a Named Executive Officer's total compensation package. The Committee's objective is to provide executives with long-term incentive award opportunities that are competitive with the market.

    When awarding long-term incentives, the Committee considers executives' levels of responsibility, prior experience, historical award data, various performance criteria, and compensation practices at comparator companies.

    Long-term incentives are provided pursuant to the Amended and Restated 1996 LTIP. Under the Amended and Restated 1996 LTIP, stock-based compensation (which may include stock options, stock appreciation rights, restricted stock, deferred stock, stock purchase rights, performance awards, and other stock-based awards) may be granted to non-employee directors, officers, managers, and key employees of the Corporation, its subsidiaries, and its affiliates. The purpose of equity participation is to align the interests of the Corporation's executive officers with the interests of the Corporation's stockholders and the Corporation's growth in real value over the long term.

STOCK OPTIONS

    Options to purchase the Corporation's Class A Common Stock are exercisable for ten years from the date of grant, have an exercise price equal to the average market price on the NYSE of the Corporation's Class A Common Stock on the date of grant and generally vest in 20% increments over five years. This approach is designed to provide an incentive to create stockholder value over the long-term, because the full benefit of the stock option compensation package cannot be realized unless stock appreciation occurs over a number of years.

    The Committee determines the number of options to be granted based upon a subjective evaluation of the executive's: (i) current performance;
(ii) retention value; and (iii) compensation relative to comparator companies. The number of stock options awarded, if any, depends upon the executive's rating with respect to these factors.

RESTRICTED STOCK

    Restricted stock awards are grants of the Corporation's Class A Common Stock which carry full stockholder privileges, including the right to vote and the right to receive any declared dividends in respect of such shares. The shares are held by the Corporation with vesting based on the satisfaction of future service requirements. The shares are nontransferable and are subject to risk of forfeiture. Restricted stock awards are designed to retain the services of key executives and, except for Mr. Hannigan's restricted stock awards, generally do not vest until a minimum of two years has passed since the date of grant. See Compensation for the Chief Executive Officer section below for further details regarding Mr. Hannigan's restricted stock awards.

PERFORMANCE SHARES

    Under the Corporation's 1999-2001 Performance Share Program, the Corporation may grant performance shares to key employees of the Corporation, which awards consist of deferred shares of the Corporation's Class A Common Stock issued pursuant to the LTIP (the "Performance Shares"). These shares are granted contingent upon the Corporation's increase in the share price plus dividends over the measurement period expressed as a percentage of the beginning share price (total stockholder return or "TSR") performance relative to the TSR of S&P 500 companies over a three-year "performance period." The percentage of the conditional shares granted which will vest ranges from 0% to 200%, based upon the Corporation's TSR ranking relative to the S&P 500 companies over the performance period. If the Corporation fails to achieve a certain level of TSR relative to S&P 500 companies, no Performance Shares will be earned.

    Performance share grants are based on the subjective evaluation of the executive's: (i) current performance; (ii) retention value; and
(iii) compensation relative to comparator companies.

BENEFITS

    Benefits offered to key executives serve a different purpose than other elements of compensation. In general, they provide a safety net of protection against financial catastrophes that can result from illness, disability, or death. Benefits offered to key executives are generally those offered to the general employee population with some variation to promote tax efficiency and replacement of benefit opportunities lost due to regulatory limits.

COMPENSATION FOR THE CHIEF EXECUTIVE OFFICER (CEO)

THERE WERE TWO CEOS DURING 1999: MICHAEL J. DURHAM AND WILLIAM J. HANNIGAN

    Mr. Durham served as CEO through October 11, 1999. He resigned from his positions as President and CEO of Sabre Holdings Corporation, as a director of Sabre Holdings Corporation, as an officer and director of each subsidiary of Sabre Holdings Corporation and of each other company or entity for which he had acted as an officer or director representing the interests of Sabre. As part of his separation agreement, Mr. Durham received a severance payment equal to $889,400 (which represents one year base salary plus bonus) and continued vesting on stock options and performance shares through October 11, 2000. All unvested options as of October 12, 2000 will be canceled and vested performance shares will be paid out according to the terms of the agreements.

    Mr. Durham's base salary was increased in February 1999 from $550,000 to $580,000. This increase was intended to recognize (i) Mr. Durham's individual performance and strategic contributions; (ii) the Corporation's favorable financial results; and (iii) the amount of Mr. Durham's compensation relative to the chief executive officers of comparator companies. In 1999, Mr. Durham actually received base salary payments of $449,651 through October 1999 (see Summary Compensation Table for further details).

    In recognition of the Corporation's performance and Mr. Durham's performance, the Committee awarded a 1999 Variable Compensation Plan payment to Mr. Durham of $282,965 representing 63% of his base salary as reflected in the Summary Compensation Table

    On January 25, 1999, the Committee granted Mr. Durham options to purchase 65,000 shares of the Corporation's Class A Common Stock at an exercise price of $46.6563, which represents the average market price on the NYSE of the Corporation's Class A Common Stock on the date of grant. These options become exercisable at the rate of 20% per year over a five-year period. This grant was based on the Committee's subjective evaluation of: (i) Mr. Durham's service and strategic contributions; (ii) the Corporation's favorable financial results; and
(iii) the amount of Mr. Durham's compensation relative to chief executive of comparator companies.

    On March 22, 1999, the Corporation granted Mr. Durham 11,000 Performance Shares. The grant was based on the Board's subjective evaluation of
(i) Mr. Durham's service and strategic contributions; (ii) the Corporation's favorable financial results; and (iii) the amount of Mr. Durham's compensation relative to chief executives of comparator companies. Mr. Durham's total compensation was below the 50th percentile of the market for 1999.

    In accordance with the terms of Mr. Durham's agreement, stock options and performance shares received in 1999 will continue to vest through October 11, 2000. All unvested options as of October 12, 2000 will be canceled and vested performance shares will be paid out according to the terms of the agreements.

    In December 1999, Mr. Hannigan became President and CEO. The Committee approved an annual base salary of $600,000 and a target annual bonus for 2000 of 100% of salary, guaranteed for the first year. This cash compensation was based on the Committee's evaluation of Mr. Hannigan's potential contribution to the Corporation as well as the amount of his compensation relative to chief executives of comparator companies. For replacement of Mr. Hannigan's lost compensation from his previous employer, the Corporation awarded him a cash bonus of $530,000 and 66,000 restricted shares with restrictions lapsing on 26,400 shares one year from grant, 26,400 shares two years from grant and 13,200 shares three years from grant. As part of his agreement to join Sabre, Mr. Hannigan also received a long-term incentive award of 350,000 stock options vesting 20% each year beginning one year from grant date and 100,000 restricted shares with restrictions lapsing 20% each year beginning one year from grant. The grant was based on the Committee's evaluation of Mr. Hannigan's potential contribution to the Corporation as well as the amount of his compensation relative to chief executives of comparator companies.

INTERNAL REVENUE CODE 162(m) CONSIDERATIONS

    Section 162(m) of the Code provides that executive compensation in excess of $1 million will not be deductible for purposes of corporate income taxes unless it is performance-based compensation and is paid pursuant to a plan meeting certain requirements of the Code. To satisfy these requirements, and to preserve objectivity, a separate committee composed of independent, non-employee directors approves such plans. The Committee intends to continue reliance on performance-based compensation programs. Such programs will be designed to fulfill, in the best possible manner, future corporate business objectives. To the extent consistent with this goal, the

Committee currently anticipates that such programs will also be designed to satisfy the requirements of Section 162m of the Code with respect to the deductibility of compensation paid.

CONCLUSION

    The Committee believes these executive compensation policies and programs serve the interests of stockholders and the Corporation effectively. The various pay vehicles offered are appropriately balanced to provide increased motivation for executives to contribute to the Corporation's overall future successes, thereby enhancing the value of the Corporation for the stockholders' benefit.

    The Committee will continue to monitor the effectiveness of the Corporation's total compensation program to meet the current needs of the Corporation.

                   COMPENSATION/NOMINATING COMMITTEE FOR 1999

Edward A. Brennan, Chairman            Dee J. Kelly                  Bob L. Martin
Paul C. Ely, Jr.                       Glenn W. Marschel, Jr.        Richard L. Thomas

                             CORPORATE PERFORMANCE

    The following graph compares the change in the Corporation's cumulative total stockholder return on its Class A Common Stock with the cumulative total return on the published Standard & Poor's 500 Stock Index and the cumulative total return on an index of peer companies calculated by the Corporation, in each case over the period from October 11, 1996 to December 31, 1999. The Corporation believes that although total stockholder return is an INDICATOR of corporate performance, it is subject to the vagaries of the market.

                            CUMULATIVE TOTAL RETURN*
                  ON $100 INVESTMENT MADE IN OCTOBER 11, 1996

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                    SABRE   PEER**   S&P 500  NEW PEER***
October 11, 1996   $100.00  $100.00  $100.00      $100.00
December 31, 1996  $103.24   $86.81  $106.26       $86.77
December 31, 1997  $106.95   $93.82  $133.32       $94.15
December 31, 1998  $164.81  $117.80  $171.34      $117.40
December 31, 1999  $189.81  $149.92  $207.34      $156.90

------------------------

* Defined as stock price appreciation plus dividends paid, assuming reinvestment of dividends.

** The peer group is made up of publicly held companies in the electronic data processing and/or information technology business. The list of companies includes: American Management Systems, Inc.; Automatic Data Processing, Inc.; Ceridian Corporation; Computer Sciences Corporation; Electronic Data Systems, Inc.; Equifax, Inc.; First Data Corporation; Fiserv, Inc. and Galileo International Inc.

*** The new peer group includes Amadeus Global Travel Distribution after the initial public offering of its stock on October 19, 1999. American Management Systems, Inc. has been excluded because the Corporation no longer believes it represents a good comparison.

                            OWNERSHIP OF SECURITIES

SECURITIES OWNED BY DIRECTORS AND EXECUTIVE OFFICERS

    As of April 10, 2000, each director and nominee for director, the executive officers named in the Summary Compensation Table, and all directors and executive officers, as a group, owned, or had been granted, securities or rights equivalent to the shares of Class A Common Stock of the Corporation or common stock of Travelocity.com Inc. indicated in the table below:

                                   SABRE CLASS A          PERCENT OF            TRAVELOCITY.COM      PERCENT OF
NAME OF BENEFICIAL OWNER          COMMON STOCK(1)            CLASS            INC. COMMON STOCK(2)     CLASS
------------------------          ---------------   -----------------------   --------------------   ----------
William J. Hannigan(3)                 586,761                *                            0              *
Edward A. Brennan(4)                    30,414                *                            0              *
Paul C. Ely, Jr.(4)                     24,761                *                       20,000              *
Dee J. Kelly(4)                         28,404                *                            0              *
Glenn W. Marschel, Jr.(4)               41,287                *                       20,000              *
Bob L. Martin(4)                        27,953                *                            0              *
Richard L. Thomas(4)                    45,730                *                            0              *
Michael J. Durham(5)                   122,644                *                            0              *
Jeffery M. Jackson(6)                  303,655                *                            0              *
Bradford J. Boston(7)                  220,010                *                            0              *
Terrell B. Jones(8)                    123,582                *                      517,360              *
Eric J. Speck(9)                       266,705                *                            0              *
Directors and Executive Officers
 as a group (13 persons)             1,926,605                *                      557,360              *

*   Percentage does not exceed 1% of the total outstanding class.

------------------------------

(1) On February 18, 2000, Sabre paid a one time cash dividend of $675 million ($5.203031 per share). Because this was an extraordinary one-time cash dividend, employee and director options were adjusted. Stock options were adjusted on February 22, 2000, using the cash dividend paid of $5.203031 per share, the close price of Sabre stock on February 18, 2000 ($43.5625) ("Option Dividend Adjustment"). Using the Option Dividend Adjustment, the option price decreased and the number of options increased.

   Target performance shares were adjusted upwards to reflect the impact of the cash dividend paid, using the cash dividend amount per share of $5.203031, the fair market value on February 22, 2000 (the ex-dividend date) of $37.0937 and the number of target shares held ("Performance Share Dividend Adjustment").

   Stock Equivalent Units under the Director fee deferral plan ("SEU") were adjusted upwards to reflect the impact of the cash dividend paid, using the cash dividend amount per share of $5.203031, the fair market value on February 22, 2000 (the ex-dividend date) of $37.0937 and the number of shares held ("SEU Dividend Adjustment").

(2) On March 7, 2000, the Corporation completed the merger of
    Travelocity.com Inc. ("Travelocity.com") and Preview Travel, Inc. ("Preview"), an independent publicly traded company engaged in consumer direct travel distribution over the Internet. Under the terms of the merger agreement, shareholders of Preview received one share of Travelocity.com for each share of Preview held, and Preview was merged into Travelocity.com. In connection with the merger, the Corporation contributed the existing assets and businesses of its Travelocity.com division, including its Travelocity.com Web site and approximately $100 million in cash to Travelocity.com LP, a Delaware limited partnership (the "Partnership"). Immediately following the merger, Travelocity.com contributed to the Partnership the Preview assets and businesses, including the Previewtravel.com online travel site. As a result of the merger, the Corporation owns an economic interest of approximately 70% in the combined businesses, composed of a 62% direct interest in the Partnership and a 22% interest in Travelocity.com, which holds a 38% interest in the Partnership. Shares of Travelocity.com common stock now trade under the symbol "TVLY" on the Nasdaq National Market System ("Nasdaq").

(3) Sabre amount includes Sabre stock options for 397,474 of the Corporation's Class A Common Stock and 189,285 shares of Sabre restricted stock, all granted under the Amended and Restated 1996 LTIP. The 397,474 shares of the Corporation's Class A Common Stock will vest during the period from December 2000 through December 2004. Restrictions lapse on 75,258 shares as follows: 30,103 shares one year from grant; 30,103 shares two years from grant; 15,052 shares three years from grant. Restrictions lapse on 114,027 shares at 20% per year beginning one year from grant. All amounts reflect the Option Dividend Adjustment.

(4) Sabre amount includes 4,254, 1,046, 4,572, 5,038, and 4,515 Sabre stock equivalent units, increased due to SEU Dividend Adjustment (which are the economic equivalent of a share of stock) granted to Messrs. Brennan, Ely, Marschel, Martin and Thomas, respectively, which are deferred pursuant to the fee deferral plan (see Compensation of Directors on page 7. Sabre amount also includes grants to each of Messrs. Brennan, Ely, Kelly, Marschel, Martin and Thomas of Sabre stock options for 14,764 shares in 1997, 3,407 shares in 1998 and 4,543 shares in 1999, of the Corporation's Class A Common Stock (adjusted for the Option Dividend Adjustment). For each of
    Messrs. Brennan, Ely, Kelly, Marschel, Martin and Thomas, 6,586 shares of the Corporation's Class A Common Stock is vested and currently exercisable and 8,177 shares of the Corporation's Class A Common Stock will vest and become exercisable in May 2000. The remaining Sabre options for each of Messrs. Brennan, Ely, Kelly, Marschel, Martin and Thomas will vest during the period from May 2001 through May 2003. Sabre amount also includes 3,446, 1,001, 5,690, 14,001, 201 and 18,501 shares of Sabre common stock owned by Messrs. Brennan, Ely, Kelly, Marschel, Martin and Thomas, respectively.

(5) Sabre amount includes Sabre stock options for 99,326 shares of the Corporation's Class A Common Stock and 21,127 shares of Sabre deferred stock, all granted under the LTIP except for 14,764 stock options and 26,795 shares of deferred stock granted under the Amended and Restated 1996 LTIP. All stock option amounts increased due to Option Dividend Adjustment and all deferred shares increased due to Performance Share Dividend Adjustment. Stock options representing 14,764 shares of common stock are vested and currently exercisable. The remaining stock options will vest through October 2000. The deferred shares are Sabre Performance Shares that are scheduled to vest (subject to the attainment of specified performance criteria) during the period 2000 through 2001. Sabre amount also includes 2,191 shares of Sabre common stock.

(6) Sabre amount includes Sabre stock options for 284,593 shares of the Corporation's Class A Common Stock, 11,061 shares of Sabre deferred stock and 8,000 shares of Sabre restricted stock, all granted under the LTIP except for 141,955 stock options and 7,640 shares of deferred stock granted under the Amended and Restated 1996 LTIP. All stock option amounts increased due to Option Dividend Adjustment and all deferred shares increased due to Performance Share Dividend Adjustment. Stock options representing 24,756 shares of the Corporation's Class A Common Stock are vested and currently exercisable with no shares vesting within the next sixty days. The remaining stock options will vest during the period from August 2000 through December 2004. Restrictions lapse on Sabre restricted stock in 2001.

(7) Sabre amount includes Sabre stock options for 207,257 shares of the Corporation's Class A Common Stock and 13,341 shares of Sabre deferred stock, all granted under the LTIP except for 164,668 stock options and 7,640 shares of deferred stock granted under the Amended and Restated 1996 LTIP. All stock option amounts increased due to Option Dividend Adjustment and all deferred shares increased due to Performance Share Dividend Adjustment. Stock options representing 5,678 shares of the Corporation's Class A Common Stock are vested and currently exercisable and an additional 7,063 shares of the Corporation's Class A Common Stock will vest within the next sixty days. The remaining stock options will vest during the period from October 2000 through December 2004. Sabre deferred shares are Sabre Performance Shares that are scheduled to vest (subject to the attainment of specified performance criteria) during the period 2000 through 2002.

(8) Sabre amount includes Sabre stock options for 89,488 shares of the Corporation's Class A Common Stock and 15,872 shares of Sabre deferred stock, all granted under the LTIP except for 19,988 stock options and 7,936 shares of deferred stock granted under the Amended and Restated 1996 LTIP. All stock option amounts increased due to Option Dividend Adjustment and all deferred shares increased due to Performance Share Dividend Adjustment. Stock options representing 89,488 shares of the Corporation's Class A Common Stock are vested and currently exercisable. Sabre deferred shares are Sabre Performance Shares that are scheduled to vest (subject to the attainment of specified performance criteria) during the period 2000 through 2001. Sabre amount also includes 1,073 shares of Sabre common stock and 529 shares of stock purchased under Sabre Employee Stock Purchase Plan.

   In connection with the Travelocity.com and Preview merger, Mr. Jones elected to convert all of his unvested options to purchase shares of Sabre Class A Common Stock to options to purchase shares of common stock of Travelocity.com. The number of options issued on conversion for Mr. Jones was 92,360. The converted options will keep their original vesting schedule, which provides for vesting in annual 20% increments over the original five year period. The converted options will have their original ten year term. In addition, Mr. Jones received 300,000 options to purchase Travelocity.com common stock in October 1999 and 125,000 options to purchase Travelocity.com common stock in March 2000.

(9) Sabre amount includes Sabre stock options for 250,606 shares of the Corporation's Class A Common Stock and 12,429 shares of Sabre deferred stock, all granted under the LTIP except for 161,262 stock options and 7,298 shares of deferred stock granted under the Amended and Restated 1996 LTIP. All stock option amounts increased due to Option Dividend Adjustment and all deferred shares increased due to Performance Share Dividend Adjustment. Stock options representing 54,215 shares of the Corporation's Class A Common Stock are vested and currently exercisable and an additional 7,188 shares of the Corporation's Class A Common Stock will vest within the next sixty days. The remaining stock options will vest during the period from October 2000 through December 2004. The deferred shares are Sabre Performance Shares that are scheduled to vest (subject to the attainment of specified performance criteria) during the period 2000 through 2002.

SECURITIES OWNED BY CERTAIN BENEFICIAL OWNERS

    As of March 24, 2000, the following firm has informed the Corporation it was the beneficial owner of more than 5% of the Corporation's outstanding Class A Common Stock.

NAME AND ADDRESS OF BENEFICIAL OWNER                         AMOUNT HELD   PERCENT OF CLASS
------------------------------------                         -----------   ----------------
Investors Group Inc. ......................................   8,255,250(1)       6.34%
  One Canada Centre
  447 Portage Avenue
  Winnipeg, Manitoba
  R3C 3B6
  Canada

------------------------------

(1) Based on Schedule 13G filed on March 27, 2000 relating to stock held on March 17, 2000 the Corporation has learned that Investors Group Inc. ("IGI") beneficially owns, has shared voting power and shared dispositive power over 1,651,050 shares of the Corporation's Class A Common Stock ("shares"); Investors Group Trustco Inc. ("Trustco") beneficially owns, has shared voting power and shared dispositive power over 1,651,050 shares; Investors Group Trust Co. Ltd. (the "Trustee") beneficially owns, has shared voting power and shared dispositive power over 1,651,050 shares; I.G. Investment Management, Ltd. (the "Management Company") beneficially owns, has shared voting power and shared dispositive power over 1,651,050 shares; Investors Global Science & Technology Fund beneficially owns, has shared voting power and shared dispositive power over 638,950 shares; Investors Retirement Mutual Fund beneficially owns, has shared voting power and shared dispositive power over 210,250 shares; Investors Summa Fund beneficially owns, has shared voting power and shared dispositive power over 623,250 shares; Investors Special Fund beneficially owns, has shared voting power and shared dispositive power over 178,600 shares. Investors Global Science & Technology Fund, Investors Retirement Mutual Fund, Investors Summa Fund and Investors Special Fund (collectively the "Funds") are open-end mutual fund trusts. IGI is a diversified financial services holding company. Trustco is a holding company. The Management Company provides management services to the Funds. The Trustee is the trustee for the unitholders of the Funds and serves as the trustee for other open-end mutual fund trusts organized and affiliated with IGI. IGI owns Trustco; Trustco owns the Management Company and the Trustee. Trustco, the Management Company, the Trustee and the Funds are ultimately controlled by the IGI through its ownership of Trustco.

                      COMPLIANCE WITH SECTION 16(A) OF THE
                                  EXCHANGE ACT

    Section 16(a) of the Exchange Act ("Section 16(a)") requires the Corporation's directors and executive officers, and persons who own more than ten percent of a registered class of the Corporation's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other security interests of the Corporation. Officers, directors and greater than ten percent stockholders are required by the Commission's regulations to furnish the Corporation with copies of all
Section 16(a) forms they file.

    To the Corporation's knowledge, based solely on a review of the copies of such reports furnished to the Corporation and written representations that no other reports were required, during the fiscal year ended December 31, 1999, all
Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

               RELATIONSHIPS WITH AMR CORPORATION AND AFFILIATES

    On July 2, 1996, AMR completed a reorganization (the "Reorganization"), pursuant to which the Corporation became the successor to the businesses of The SABRE Group which were formerly operated as divisions or subsidiaries of AMR or American.

    On March 15, 2000, AMR distributed its entire 83% ownership stake in the Corporation to AMR's stockholders (the "Spin-Off"). Prior to the Spin-Off, AMR exchanged all 107,374,000 shares of the Class B Common Stock it owned for an equal number of shares of Class A Common Stock. Each AMR stockholder received approximately 0.7 shares of the Corporation's Class A Common Stock for each share of AMR stock. Previously, and in connection with the Spin-Off, the Corporation paid on February 18, 2000 a one-time cash dividend of $675 million (approximately $5.20 per share) to its stockholders of record on February 15, 2000 (the "Dividend"). AMR received approximately $558.7 million of the Dividend.

AFFILIATE AGREEMENTS

    In connection with the Reorganization, the Corporation or its principal operating subsidiary, Sabre Inc. (the "Operating Company") entered into certain agreements with AMR and its affiliates (the "Affiliate Agreements"), which are discussed below. On March 15, 2000, pursuant to the Spin-Off, AMR ceased to be a related party to the Corporation.

    INFORMATION TECHNOLOGY SERVICES AGREEMENT WITH AMERICAN. The Operating Company is party to the Information Technology Services Agreement with American dated July 1, 1996 (the "Technology Services Agreement"), to provide American with certain information technology services. The parties agreed to apply the financial terms of the Technology Services Agreement as of January 1, 1996. The base term of the Technology Services Agreement expires June 30, 2006. The terms of the services to be provided by the Operating Company to American, however, vary. For example, the Operating Company will provide: (i) Data Center services, application development and existing application maintenance enhancement services until June 30, 2006; (ii) services relating to existing client server operations until June 30, 2001; (iii) distributed systems services until June 30, 2002; and
(iv) data and voice network services until June 30, 2001. In 1999, the Operating Company earned approximately $425 million for services rendered under the Technology Services Agreement.

    The Technology Services Agreement provides for annual price adjustments. For certain prices, adjustments are made according to formulas which are reset every two years and which may take into account the market for similar services provided by other companies. The resulting rates may reflect an increase or decrease over the previous rates.

    With limited exceptions, under the Technology Services Agreement the Operating Company will continue to be the exclusive provider of all information technology services provided by the Operating Company to American immediately prior to the execution of the Technology Services Agreement. Any new information technology services, including most new application development services, requested by American can be outsourced pursuant to competitive bidding by American or performed by American on its own behalf. With limited exceptions, the Operating Company has the right to bid on all new services for which American solicits bids. Additionally, American may continue to perform development and enhancement work that it is currently performing on its own behalf.

    After July 1, 2000, American may terminate the Technology Services Agreement for convenience. If it does so, American will be required to pay a termination fee equal to the sum of all amounts then due under the Technology Services Agreement, including wind-down costs, net book value of dedicated assets and a significant percentage of estimated lost profits. American may also terminate the Technology Services Agreement without penalty, in whole or in part depending upon circumstances, for egregious breach by the Operating Company of its obligations or for serious failure to perform critical or significant services. If the Operating Company is acquired by another corporation (other than AMR or American) with more than $1 billion in annual airline transportation revenue, then American may terminate the Technology Services Agreement without paying any termination fee. If American (i) is acquired by an unaffiliated third party,
(ii) merges with an unaffiliated third party and the persons who were shareholders of American immediately prior to the merger own less than 50% of the outstanding stock of American immediately after the merger, or
(iii) acquires another air carrier with more than

$1 billion in annual revenues, then American may terminate the Technology Services Agreement without paying any termination fee; except that if American terminates the agreement for convenience during the first four years of the term of the Technology Services Agreement in accordance with clause (iii) above, American would be required to pay the Operating Company a termination fee of $25 million plus wind-down costs. Additionally, if American were to dispose of any portion of its businesses or any affiliate accounting for more than 10% of the Operating Company's fees from American, then American must either cause such divested business or affiliate to be obligated to use the Operating Company's services in accordance with the Technology Services Agreement or pay a proportionate termination fee.

    In connection with the Spin-Off, the Operating Company and American agreed to certain amendments to the Technology Services Agreement. These amendments include the following: (i) the Operating Company will provide services relating to AMR's real time environment until June 30, 2008, (ii) the Operating Company will provide services relating to AMR's client server operations until June 30, 2002, (iii) American will have the right to hire up to 25 of the Operating Company's Operations Research personnel, (iv) the Operating Company's obligations to pay certain ongoing royalty payments to American are terminated in exchange for a one time payment of $10 million, (v) the intellectual property rights of the Operating Company and American are modified to provide American additional rights in certain software applications, and (vi) American is granted access to the Operating Company's commercial portfolio of software on a license fee free basis. The Operating Company and American have also agreed to negotiate market-based pricing and market-based terms and conditions during calendar year 2000. The Operating Company has agreed to offer similar contract changes to US Airways.

    In addition, Airline Management Services, Inc., a subsidiary of AMR, and Canadian Airlines International Ltd. ("Canadian") have an agreement pursuant to which AMR and American supply to Canadian various services, including technology services. The Operating Company is a principal provider of data processing and network distributed systems services to Canadian under the terms of the Canadian Technical Services Subcontract (the "Canadian Subcontract") with American which expires in 2006. The services contract was signed in conjunction with AMR acquiring a significant ownership stake in Canadian. On January 5, 2000, Canadian was acquired by Air Canada, and AMR no longer owns an interest in the airline. It is uncertain what impact this change in ownership may have on the services provided to Canadian by the Operating Company.

    MANAGEMENT SERVICES AGREEMENT. The Operating Company and American are parties to a Management Services Agreement dated July 1, 1996 (the "Management Services Agreement"), pursuant to which American performs various management services for the Operating Company that American has historically provided to the Operating Company. American also manages the

Operating Company's cash balances under the terms of the Management Services Agreement. Transactions with American are settled through monthly billings, with payment due in 30 days. Amounts charged to the Operating Company under this agreement approximate American's costs of providing the services plus a margin.

    The Management Services Agreement provided that it would expire on June 30, 2000, unless terminated earlier if American and the Operating Company are no longer under common control or if the Technology Services Agreement is terminated early. In connection with the Spin-Off, the Operating Company and American agreed to the early termination of certain services effective as of March, 2000 and the continuation of certain services with termination dates through June 30, 2001. The Operating Company and American also negotiated certain new separate agreements for payroll-related services and workers compensation administration.

    MARKETING COOPERATION AGREEMENT. The Operating Company and American are parties to the Marketing Cooperation Agreement dated July 1, 1996 (the "Marketing Cooperation Agreement"), pursuant to which American provides marketing support for ten years for the Operating Company's professional Sabre products targeted to travel agencies and for five years for SABRE BUSINESS TRAVEL SOLUTIONS system ("SABRE BTS")and the Travelocity.com Web site. The Marketing Cooperation Agreement may be terminated by either party prior to June 30, 2006 only if the other party fails to perform its obligations thereunder.

    Under the Marketing Cooperation Agreement, American's marketing efforts include ongoing promotional programs to assist in the sale of those SABRE products, development with the Operating Company of an annual sales plan, sponsorship of sales/promotional events and the targeting of potential customers. Under the terms of the Marketing Cooperation Agreement, the Operating Company pays American a fee for its marketing support for professional Sabre products, the amount of which may increase or decrease, depending on total Sabre system booking volumes generated by certain subscribers in the U.S., the Caribbean and elsewhere and on Sabre's market share of travel agency bookings in those areas. As payment for American's support of the Operating Company's promotion of SABRE BTS and the Travelocity.com Web site, the Operating Company pays American a marketing fee based upon booking volume. The total fee was approximately $18 million, $17 million and $22 million in 1999, 1998 and 1997, respectively. Additionally, the Operating Company had guaranteed to American certain cost savings in the fifth year of the Marketing Cooperation Agreement. If American did not achieve those savings, the Operating Company would have been required to pay American any shortfall, up to a maximum of $50 million. As of December 31, 1998, the Operating Company had recorded a liability of approximately $7 million for this guarantee. This liability was reversed during the fourth quarter of 1999 based on projections of cost savings in the fifth year of the Marketing Cooperation

Agreement. In connection with the Spin-Off, the Operating Company and American agreed to terminate the Operating Company's obligations to guarantee those cost savings.

    NON-COMPETITION AGREEMENT. The Corporation, Operating Company, AMR and American have a Non-Competition Agreement dated July 1, 1996 (the "Non-Competition Agreement"), pursuant to which AMR and American, on behalf of themselves and certain of their subsidiaries, agreed to limit their competition with the Operating Company's businesses of: (i) electronic travel distribution;
(ii) development, maintenance, marketing and licensing of software for travel agency, travel, transportation and logistics management; (iii) computer systems integration; (iv) development, maintenance and operation of a data processing center providing data processing services to third parties; and (v) travel industry, transportation and logistics consulting services relating primarily to computer technology and automation. The Non-Competition Agreement expires on December 31, 2001. American may terminate the Non-Competition Agreement, however, as to the activities described in clauses (ii) though (v) of this paragraph upon 90 days notice to the Operating Company if the Technology Services Agreement is terminated as a result of an egregious breach thereof by the Operating Company.

    TRAVEL AGREEMENTS. The Operating Company and American are parties to a Travel Privileges Agreement dated July 1, 1996 (the "Travel Privileges Agreement"), pursuant to which the Operating Company is entitled to purchase personal travel on American Airlines and American Eagle flights for its employees and retirees at reduced fares. The Travel Privileges Agreement will expire on June 30, 2008. To pay for the provision of flight privileges to certain of its future retired employees, the Operating Company makes a lump sum payment to American each year, beginning in 1997, for each employee retiring in that year. The payment per retiree is based on the number of years of service with the Operating Company and AMR over the prior ten years of service. Service years accrue for the Operating Company beginning on January 1, 1993. AMR will retain the obligation for the portion of benefits attributable to service years prior to January 1, 1993. The cost of providing this privilege is accrued over the estimated service lives of the employees eligible for the privilege.

    The Operating Company and American agreed to certain amendments to the Travel Privileges Agreement in connection with the Spin-Off. These amendments allow American to provide certain of its employees with additional limited travel privileges and require the Operating Company to indemnify American for costs related to the Operating Company's continued use of the Travel Privileges. Effective upon the Spin-Off, the Corporation can no longer offer to new employees personal travel privileges on American Airlines or American Eagle.

    The Operating Company and American were also parties to a Corporate Travel Agreement dated July 1, 1998 and ending June 30, 2001 (the "Corporate Travel Agreement"), pursuant to which the Operating Company received discounts for certain flights purchased on American Airlines or American Eagle. In exchange, the Operating Company agreed to fly a certain percentage of its travel on American Airlines and American Eagle as compared to all other air carriers combined. If the Operating Company failed to meet the applicable percentage on an average basis over any calendar quarter, American had the right to terminate the agreement upon 60 days' notice.

    In 1998, the Operating Company and American entered into a new corporate travel agreement (the "Revised Corporate Travel Agreement") commencing July 1, 1998 and ending June 30, 2001. The terms and conditions of the Revised Corporate Travel Agreement are substantially the same as the Corporate Travel Agreement.

    CREDIT AGREEMENT. On July 1, 1996, the Corporation and American entered into a Credit Agreement pursuant to which the Corporation was required to borrow from American, and American was required to lend to the Corporation, amounts required by the Corporation to fund its daily cash requirements. In addition, American could, but was not required to, borrow from the Corporation to fund its daily cash requirements. The maximum amount the Corporation could borrow at any time from American under the Credit Agreement was $300 million. The maximum amount that American could borrow at any time from the Corporation under the Credit Agreement was $100 million. Loans under the Credit Agreement are not intended as long-term financing. If the Corporation's credit rating is better than "B" on the Standard & Poor's Rating Service Scale (or an equivalent thereof) or American has excess cash, as defined, to lend the Corporation, the interest rate to be charged to the corporation is the sum of (a) the higher of
(i) American's average rate of return on short-term investments for the month in which the borrowing occurred or (ii) the actual rate of interest paid by American to borrow funds to make the loan to the Corporation under the Credit Agreement, plus (b) an additional spread based upon the Corporation's credit risk. If the Corporation's credit rating is "B" or below on the Standard & Poor's Rating Service Scale (or an equivalent thereof) and American does not have excess cash to lend to the Corporation, the interest rate to be charged to the Corporation is the lower of (a) the sum of (i) the borrowing cost incurred by American to draw on its revolving credit facility to make the advance, plus
(ii) an additional spread based on the Corporation's credit risk, or (b) the sum of (i) the cost at which the Corporation could borrow funds from an independent party plus (ii) one-half of the margin American pays to borrow under its revolving credit facility. The Corporation believes that the interest rate it will be charged by American could, at times, be slightly above the rate at which the Corporation could borrow externally; however, no standby fees for the line of credit will be required to be paid by either party. The interest rate to be charged to American is the Corporation's average portfolio rate for the months in which borrowing occurred plus an additional spread based upon American's credit risk. At the end of each quarter, American must pay all amounts owing under the Credit Agreement to the Corporation. No borrowings have occurred by either the Corporation or American under this Agreement. In connection with the Spin-Off, American notified the Corporation that the Credit Agreement would be terminated on April 14, 2000.

    DEBENTURE PAYABLE TO AMR. On July 2, 1996, in connection with the Reorganization, the Corporation issued to American a floating rate, subordinated debenture due September 30, 2004 with a principal amount of $850 million (the "Debenture"). In 1996, the Corporation used approximately $532 million of the net proceeds from the Corporation's initial public offering to repay a portion of the Debenture. The principal balance was approximately $318 million at December 31, 1998. During 1999, in connection with the Omnibus Financing Agreement discussed below, the Corporation prepaid the remaining principal balance and all outstanding accrued interest under the Debenture. The average interest rate on the Debenture was 5.6%, 6.1% and 6.2% for 1999, 1998 and 1997, respectively.

    OMNIBUS FINANCING AGREEMENT. On March 17, 1999, the Corporation and American entered into a short-term credit agreement pursuant to which American could borrow from the Corporation up to a maximum of $300 million. During the first half of 1999, American borrowed $300 million under the short-term credit agreement. As part of this agreement, the original Credit Agreement between the Corporation and American entered into on July 1, 1996 was modified to terminate American's ability to borrow additional funds under that agreement. Subsequently, in June 1999, the Corporation, AMR and American entered into the Omnibus Financing Agreement pursuant to which (a) the $300 million outstanding from American under the short-term credit agreement was applied against the $318 million remaining under the Debenture payable from the Corporation to AMR;
(b) the Corporation paid the remaining principal balance of approximately
$18 million and all outstanding accrued interest under the Debenture; and
(c) the Corporation and American renewed, extended and reinstated American's ability to borrow funds under the original Credit Agreement for an additional year to June 30, 2000. The Credit Agreement allows the Corporation to borrow up to $300 million from American and American to borrow up to $100 million from the Corporation to meet short-term working capital requirements. In connection with the Spin-Off, American plans to terminate the original Credit Agreement effective 30 days after the Spin-Off.

    INDEMNIFICATION AGREEMENT. In connection with the Reorganization, the Corporation, the Operating Company AMR, and American entered into an intercompany agreement (the "Indemnification Agreement") pursuant to which each party indemnified the other for certain obligations relating to the Reorganization. Pursuant to the Indemnification Agreement, the Operating Company indemnified American for liabilities assumed in the Reorganization, against third party claims asserted against American as a result of American's prior ownership of assets or operation of businesses contributed to the Operating Company and for losses arising from or in connection with the Operating Company's lease of property from American. In exchange, American indemnified the Operating Company for specified liabilities retained by it in the Reorganization, against third party claims against the Operating Company relating to American's businesses and asserted against the Operating Company as a result of the ownership or possession by American prior to the Reorganization of any asset contributed to the Operating Company in the Reorganization and for losses arising from or in connection with American's lease of property from the Operating Company.

    In connection with the Spin-Off, the Corporation, the Operating Company, AMR and American agreed to terminate the Indemnification Agreement as of July 1, 2003.

    AGREEMENT ON SPIN-OFF TAXES. Effective on March 15, 2000, the Corporation and AMR entered into an indemnity agreement (the "Agreement on Spin-Off Taxes") pursuant to which the Corporation will be responsible for Spin-Off related taxes, in certain circumstances, if the Spin-Off is deemed to be taxable as a result of certain factual representations and assumptions relating to the Corporation being inaccurate or as a result of the Corporation's subsequent actions. The IRS has issued a Tax Ruling to the effect that the Spin-Off will be tax-free to the Corporation, AMR and AMR shareholders under Section 355 of the Code (except to the extent that cash is received in lieu of fractional shares). The Tax Ruling is based upon factual representations and assumptions and upon commitments on behalf of AMR and the Corporation with respect to future operations made in the request for the Tax Ruling. If (i) the factual representations and assumptions were materially incomplete or untrue, (ii) the facts upon which the Tax Ruling is based are materially different from the facts at the time of the Spin-Off, or (iii) AMR and the Corporation do not meet certain commitments made, the IRS could modify or revoke the Tax Ruling retroactively. If the Spin-Off failed to qualify under Section 355 of the Code, corporate tax would be payable by the consolidated group of which AMR is the common parent based upon the difference between AMR's proportional share (approximately 82%) of the aggregate fair market value of the Corporation at the time of the Spin-Off and AMR's adjusted tax basis in the shares of the stock of the Corporation it owned prior to the Spin-Off. Under the terms of the Agreement on Spin-Off Taxes, the Corporation has agreed to indemnify AMR for the corporate level tax and other tax liabilities if they result from certain actions taken by the Corporation, including (i) the incompleteness or inaccuracy of factual representations made in the request for the Tax Ruling or in the Agreement on Spin-Off Taxes,
(ii) issuance of options (other than compensatory options), (iii) sale of all or substantially all of the assets of the Corporation, (iv) merger of the Corporation or the Operating Company, (v) issuance of stock of the Corporation, and (vi) discontinuance of the active business of the Corporation or the Operating Company. Under the terms of the Agreement on Spin-Off Taxes, the Corporation has also agreed to comply with certain restrictions with respect to a third party's acquisition of shares of the Corporation's stock and the Corporation's issuance of stock. If the Corporation fails to comply with these restrictions and, as a result, the Spin-Off fails to qualify under Section 355 of the Code as a tax-free spin-off, the Corporation will be obligated to indemnify AMR for any resulting tax liability.

REVENUES FROM AFFILIATES

    Revenues from American and other subsidiaries of AMR were $590 million, $574 million and $526 million in 1999, 1998 and 1997, respectively. On
March 15, 2000, AMR distributed to its shareholders its entire ownership interest in the Corporation and ceased to be an affiliate of the Corporation.

OPERATING EXPENSES

    Operating expenses are charged to the Corporation by American and other subsidiaries of AMR to cover certain employee benefits, facilities rental, marketing services, management services, legal fees and certain other administrative costs based on employee headcount or actual usage of facilities and services. The Corporation believes amounts charged to the Corporation for these expenses approximate the cost of such services provided by third parties. Travel service costs for business and personal travel by the Corporation's employees on American Airlines and American Eagle are charged to the Corporation based on rates negotiated with American. Effective upon the Spin-Off, the Corporation can no longer offer to new employees personal travel privileges on American Airlines or American Eagle. The rates negotiated with American for 1999, 1998 and 1997 under the Corporate Travel Agreement approximate corporate travel rates offered by American to similar companies. Expenses charged to the Corporation by affiliates are as follows (in thousands):

                                                    YEAR ENDED DECEMBER 31,
                                                 ------------------------------
                                                   1999       1998       1997
                                                 --------   --------   --------
Employee benefits..............................  $ 45,471   $ 41,348   $ 55,872
Facilities rental..............................     2,814      2,706      3,526
Marketing cooperation..........................    10,793     24,044     21,779
Management services............................     5,719     10,069     11,276
Other administrative costs.....................     2,816     12,732      6,799
Travel services................................    45,190     45,433     47,638
                                                 --------   --------   --------
Total expenses.................................  $112,803   $136,332   $146,890
                                                 ========   ========   ========

                  PROPOSAL 2--AMENDMENTS TO THE CORPORATION'S
                     RESTATED CERTIFICATE OF INCORPORATION

    The Board of Directors has determined that it is in the best interest of the Corporation and its stockholders to amend the Corporation's Restated Certificate of Incorporation to remove provisions relating to the Class B Common Stock and the Corporation's status as a controlled subsidiary of AMR. In addition, the Board is asking the stockholders to approve an amendment to the Corporation's Restated Certificate of Incorporation to provide that any vacancies on the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause, or newly created directorships resulting from any increase in the authorized number of directors, be filled only by a majority of the directors then in office, though less than a quorum, and not by the stockholders.

    Accordingly, the Board has approved the proposed Second Restated Certificate of Incorporation, in the form attached hereto as EXHIBIT A (the "Second Restated Certificate of Incorporation"), and hereby solicits the approval of the Corporation's stockholders for the Second Restated Certificate of Incorporation. If the stockholders approve the amendments reflected in the Second Restated Certificate of Incorporation, the Board of Directors currently intends to file the Second Restated Certificate of Incorporation with the Secretary of State of the State of Delaware as soon as practicable following such stockholder approval. If the Second Restated Certificate of Incorporation is not approved by the stockholders, the existing Restated Certificate of Incorporation will continue in effect.

BACKGROUND

    In 1996, prior to the initial public offering of the Corporation's Class A Common Stock, the Corporation revised its Certificate of Incorporation principally to address issues arising out of AMR's controlling interest in the Corporation and AMR officers serving as directors of the Corporation. Provisions were included to address, for instance, the rights, duties and liabilities of the Corporation or its officers, directors and stockholders in connection with the conduct of certain affairs involving AMR or its officers and directors.

    In light of AMR's divesting its entire ownership interest in the Corporation pursuant to the Spin-Off, and the Corporation and AMR no longer having common officers and directors effective after the annual meeting (other than a sole common outside director), the Board believes these provisions are no longer necessary and that it is in the best interests of the stockholders to delete these provisions from the Restated Certificate of Incorporation.

REMOVAL OF PROVISIONS RELATING TO CLASS B COMMON STOCK

    As of the date of this proxy statement, there are no outstanding shares of Class B Common Stock and no future plans to issue shares of Class B Common Stock. Accordingly, the Board believes it to be in the best interests of the Corporation to simplify the Corporation's capital structure and eliminate the provisions relating to the Class B Common Stock from the Restated Certificate of Incorporation. In general, these provisions relate to the voting rights of the Class B Common Stock relative to the Class A Common Stock, the payment of dividends in respect of the Class B Common Stock and the right to convert, or the conditions for the automatic conversion of, shares of Class B Common Stock into shares of Class A Common Stock. The Corporation proposes to remove these provisions from the Restated Certificate of the Corporation.

REMOVAL OF PROVISIONS RELATING TO CORPORATE OPPORTUNITY POLICY

    The Restated Certificate of Incorporation provides that, except as AMR may otherwise agree in writing, AMR will have the right to: (i) engage in the same or similar business activities or lines of business as the Corporation; (ii) do business with any potential or actual client, customer or supplier of the Corporation; and (iii) employ or engage any of the Corporation's officers or employees.

    The Restated Certificate of Incorporation states that neither AMR nor any of its officers or directors will be liable to the Corporation or the Corporation's stockholders for any breach of fiduciary duty by reason of these activities. In addition, the Restated Certificate of Incorporation states that if AMR learns of a potential transaction or matter that may be a corporate opportunity for both AMR and the Corporation, AMR will have no duty to communicate that opportunity to the Corporation. The Restated Certificate of Incorporation states that AMR will not be liable to the Corporation or the Corporation's stockholders because AMR pursues or acquires that corporate opportunity for itself, directs that corporate opportunity to another person or entity or does not present that corporate opportunity to the Corporation.

    If one of the Corporation's directors or officers who is also a director or officer of AMR learns of a potential transaction or matter that may be a corporate opportunity for both the Corporation and AMR, the Corporation's Restated Certificate of Incorporation requires that the Corporation's director or officer act in good faith under the following three-part policy: (i) a corporate opportunity offered to any person who is a director but not an officer of the Corporation and who is also an officer (whether or not a director) of AMR will belong to AMR, unless the opportunity is expressly offered to that person primarily in his or her capacity as a director of the Corporation; in that case, the opportunity will belong to the Corporation; (ii) a corporate opportunity offered to any person who is an officer (whether or not a director) of the Corporation and who is also a director but not an officer of AMR will belong to the Corporation, unless the opportunity is expressly offered to that person primarily in his or her capacity as a director of AMR; in that case the opportunity will belong to AMR; and (iii) a corporate opportunity offered to any other person who is either an officer of both the Corporation and AMR or a director of both the Corporation and AMR will belong to AMR or to the Corporation, as applicable, if the opportunity is expressly offered to the person primarily in his or her capacity as an officer or director of AMR or of the Corporation, respectively. Otherwise, the opportunity will belong to AMR.

    Under the Corporation's Restated Certificate of Incorporation, neither the Corporation nor AMR can pursue (or direct to another person or entity) any corporate opportunity that belongs to the other until the party to whom the opportunity belongs determines not to pursue the opportunity. However, the Corporation's Restated Certificate of Incorporation states that if the party to whom the corporate opportunity belongs does not within a reasonable period of time begin to pursue, or thereafter continue to pursue, the opportunity diligently and in good faith, the other party may pursue the opportunity (or direct it to another person or entity).

    A director or officer of the Corporation who follows the three-part policy above will be considered to have acted reasonably and in good faith and fully to have satisfied his or her duties of loyalty and fiduciary duties to the Corporation and the Corporation's stockholders with respect to that opportunity.

    Under the Corporation's Restated Certificate of Incorporation, "corporate opportunities" potentially allocable to the Corporation consist of business opportunities which: (i) the Corporation is financially able to undertake;
(ii) are, from their nature, in the Corporation's line or lines of business and are of practical advantage to the Corporation; and (iii) are ones in which the Corporation has an interest or reasonable expectancy. In addition, under the Corporation's Restated Certificate of Incorporation "corporate opportunities" do not include transactions that the Corporation or AMR may participate in under any agreement between the Corporation and AMR when any of the Corporation's equity is held of record by any person other than AMR or subsequently entered into with the approval of the Corporation's disinterested directors. For purposes of these corporate opportunity provisions, the Corporation's Chairman of the Board or Chief Executive Officer will not be considered an officer of the Corporation by reason of holding that position, unless that person is one of the Corporation's full-time employees.

    In light of AMR's divesting its entire ownership interest in the Corporation pursuant to the Spin-Off, and the Corporation and AMR no longer having common officers and directors effective after the annual meeting (other than a sole common outside director), the Board of Directors believes these corporate opportunity provisions are no longer necessary and proposes to delete these provisions from the Restated Certificate of Incorporation.

REMOVAL OF PROVISIONS RELATING TO CONFLICT OF INTERESTS POLICY

    The Corporation's Restated Certificate of Incorporation provides that, if one of the four requirements in the next sentence are met, no contract, agreement, arrangement or transaction between: (i) the Corporation and AMR,
(ii) the Corporation and any customer or supplier or any entity in which one of the Corporation's directors has a financial interest (a "Related Entity"), or
(iii) the Corporation and one or more of the directors or officers of the Corporation, AMR or any Related Entity, or any amendment, modification or termination of that contract, agreement, arrangement or transaction, will be voidable solely because: (i) AMR or that customer or supplier, any Related Entity, or any one or more of the officers or directors of the Corporation, AMR or any Related Entity are parties to it, or (ii) any of those directors or officers are present at or participate in the meeting of the Corporation's Board of Directors or committee of the Board which authorizes the contract, agreement, arrangement, transaction, amendment, modification or termination (each, a "Transaction") or (iii) solely because their votes are counted for that purpose. Under the Corporation's Restated Certificate of Incorporation, the Transaction must meet one of the following four requirements: (i) the material facts as to the Transaction are disclosed or known to the Corporation's Board of Directors or the committee of the Corporation's Board that authorizes the Transaction, and the Board of Directors or that committee in good faith approves the Transaction by a majority of the disinterested directors on the Corporation's Board or that committee, even if the disinterested directors are less than a quorum; (ii) the material facts as to the Transaction are disclosed or known to the holders of the voting stock entitled to vote on the Transaction, and the Transaction is specifically approved by vote of the holders of a majority of the then outstanding voting stock not owned by AMR or the Related Entity, voting together as a single class; (iii) the Transaction is effected under guidelines which are in good faith approved by a majority of the disinterested directors on the Corporation's Board of Directors or the applicable committee of the Board or by vote of the holders of a majority of the then outstanding voting stock not owned by AMR or the Related Entity, voting together as a single class; or (iv) the Transaction is fair to the Corporation as of the time it is approved by the Corporation's Board of Directors, a committee of the Corporation's Board or the Corporation's stockholders.

    The Corporation's Restated Certificate of Incorporation also provides that any Transaction authorized, approved or effected, and each of the guidelines so authorized or approved, as described in the first three items of the immediately preceding list, will be deemed to be entirely fair to the Corporation and the Corporation's stockholders; provided that, if that authorization or approval is not obtained, or the Transaction is not so effected, no presumption shall arise that the Transaction or guideline is not fair to the Corporation and the Corporation's stockholders.

    In light of AMR's divesting its entire ownership interest in the Corporation pursuant to the Spin-Off, and the Corporation and AMR no longer having common officers and directors effective after the annual meeting (other than a sole common outside director), the Board of Directors believes these conflict of interests provisions are no longer necessary and proposes to remove these provisions from the Restated Certificate of Incorporation.

FILLING VACANCIES ON THE BOARD OF DIRECTORS

    The Board is asking the stockholders to approve an amendment to the Corporation's Restated Certificate of Incorporation to provide that any vacancies on the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause, or newly created directorships resulting from any increase in the authorized number of directors, be filled only by a majority of the directors then in office, though less than a quorum, and not by the stockholders. Directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been chosen expires. No decrease in the authorized number of directors shall shorten the term of any incumbent director.

    As a result of the Spin-Off and the resignation and retirement of certain directors, the Board of Directors is in the process of finding suitable candidates to fill the vacancies that exist on the Board of Directors. This amendment is intended to permit the Board of Directors to fill a vacancy in the event a suitable candidate is identified and is willing to serve on the Board. The Board of Directors also believes that this proposed amendment will help prevent sudden changes in the composition of the Board of Directors that are not in the best interests of all stockholders and will strengthen the negotiating leverage of the Board of Directors in seeking to maximize stockholder value in takeover situations.

    The Corporation's Bylaws currently provide that a vacancy on the Board, including a vacancy created by an increase in the authorized number of directors, may be filled by the affirmative vote of a majority of the remaining directors, though less than a quorum, and that the newly-elected director shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which such director has been elected expires and until such director's successor has been duly elected and qualified. If this proposed amendment is approved by the stockholders, the Board of Directors will amend the Corporation's Bylaws to conform them to the revised Certificate of Incorporation.

VOTE REQUIRED FOR APPROVAL

    The Restated Certificate of Incorporation provides that the affirmative vote of more than 80% of the Corporation's outstanding voting stock is required to alter, amend or repeal in a manner adverse to the interest's of AMR these provisions of the Restated Certificate of Incorporation. AMR has agreed in writing to waive its right to assert that the proposed changes are adverse to its interests and agreed not to assert that the removal of these provisions from the Restated Certificate of Incorporation are adverse to its interests. As a result, the affirmative vote of a majority of the outstanding shares of the Class A Common Stock is required for approval of these amendments to the Restated Certificate of Incorporation and approval of the Second Restated Certificate of Incorporation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THIS PROPOSAL.

                   PROPOSAL 3--APPROVAL OF AMENDMENTS TO THE
                          EMPLOYEE STOCK PURCHASE PLAN

    At the annual meeting, the stockholders will be requested to approve amendments to the Employee Stock Purchase Plan (the "Purchase Plan"). The purpose of the Purchase Plan is to allow the Corporation to offer its and certain of its subsidiaries' employees the ability to invest in the Corporation's Class A Common Stock at a discounted price, thereby giving them an incentive for individual creativity and contribution to ensure the future growth of the Corporation. It is intended to be an "employee stock purchase plan" within the meaning of Section 423 of the Code.

The amendments are requested in order to make the Purchase Plan competitive with similar plans offered by other information technology companies so that the Corporation and its subsidiaries may attract and retain employees. The amendments consist of (1) an increase in the maximum amount of base pay an eligible employee may apply toward the purchase of shares from 2% to 10% during each purchase period, (2) an increase in the number of available shares from 1,000,000 to 2,000,000, and (3) an extension of the purchase period from one month to six months. A summary of the Purchase Plan follows, but this summary is qualified in its entirety by reference to the full text of the Purchase Plan, which is attached hereto as EXHIBIT B to this proxy statement.

DESCRIPTION OF THE PLAN

    The Purchase Plan will allow all employees of the Corporation and designated subsidiaries to authorize payroll deductions at a maximum rate of 10% of base pay to be applied during each purchase period toward the purchase of shares of the Class A Common Stock at a discount. The number of employees participating in the Purchase Plan will vary from year to year. In 1999, 2,476 employees participated in the Employee Stock Purchase Plan and 186,000 shares were purchased under the Purchase Plan. Two million (2,000,000) shares of Class A Common Stock will be reserved for issuance under the Purchase Plan (subject to adjustment in the event of certain capital events affecting the Class A Common Stock). Shares subject to the Purchase Plan may be shares now or hereafter authorized but unissued, or reacquired shares. The Purchase Plan will continue to be administered by the Compensation/Nominating Committee. Subject to the express provisions of the Purchase Plan, the Compensation/Nominating Committee will continue to have authority to interpret the Purchase Plan, to prescribe, amend and rescind rules and regulations relating to it, and to make all other determinations necessary or advisable in administering the Purchase Plan, all of which determinations shall be final and binding upon all persons. The Purchase Plan will terminate in the event all shares reserved under the Purchase Plan have been purchased, or earlier, at the discretion of the Board of Directors.

    On the last business day of a six-month purchase period (one beginning on January 1 and the other beginning on July 1 each year), each participating employee shall, without further action on his or her part, purchase a number of whole and fractional shares of the Class A Common Stock determined by dividing that employee's amount of payroll deductions not already invested under the Purchase Plan by 85% of the lesser of the Fair Market Value (as defined below) of such stock on the first business day of such six-month period and the Fair Market Value of such stock on the last business day of such six-month period. To purchase stock on the last business day of a six-month period, an employee must authorize payroll deductions prior to the first day of that six-month period, and such deductions shall begin as the first day of such six-month period. The maximum number of shares of the Class A Common Stock that a participating employee may purchase during any purchase period shall not exceed 600 shares. "Fair Market Value" is the mean of the high and low sales prices of the Class A Common Stock on the NYSE or Nasdaq on the applicable date or, if the Class A Common Stock shall not have been traded on either the NYSE or Nasdaq on such date, the mean of the high and low sales prices on such exchange or automated quotation system on the first day prior thereto on which the stock was so traded.

    An employee may withdraw from participation in the Purchase Plan at any time. The amount of the employee's account balance at that time will be applied to the purchase of shares at the end of the six-month purchase period. An employee who has so withdrawn may again participate in the Purchase Plan during any later purchase period.

    No employee shall be permitted to purchase any shares under the Purchase Plan if such employee, immediately after such purchase, owns shares possessing 5% or more of the total combined voting power or value of all classes of stock of the Corporation or its parent or subsidiary corporations. No employee shall be permitted to purchase any shares under the Purchase Plan (and any other employee stock purchase plans of the Corporation or any of its subsidiaries) at a rate in excess of $25,000 of Fair Market Value for any calendar year.

    Benefits under the Purchase Plan are based on voluntary participation. The number of participants can vary each six-month period. The Board of Directors may at any time amend or terminate the Purchase Plan, provided that the Purchase Plan may not be amended in any way that will cause rights issued under it to fail to meet the requirements for employee stock purchase plans as defined in
Section 423 of the Code. The rights to purchase shares under the Purchase Plan may not be assigned or transferred.

FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE PURCHASE PLAN

    The following discussion is a general summary of the federal income tax rules that would continue to be applicable to the Purchase Plan if it were approved by the Corporation's stockholders. Employees should consult their own tax advisors since a taxpayer's particular situation may be such that some variation of the rules described below will apply.

    The Purchase Plan and the right of participants to make purchases thereunder are intended to qualify under the provisions of Sections 421 and 423 of the Code. Under those provisions, no income will be recognized by a participant at the time of grant of the option to purchase shares or the purchase of shares. A participant may become liable for tax upon the disposition of shares acquired under the Purchase Plan (or if he or she dies owing such shares), and the tax consequences will depend on how long a participant has held the shares prior to disposition.

    If the employee holds shares acquired under the Purchase Plan until a date that is more than two years from the first day of the month in which the shares were purchased, or dies owning shares, the employee must report as ordinary income in the year of disposition (or death) the lesser of (a) the excess of the Fair Market Value of the shares at the time of such disposition (or death) over the purchase prices of the shares, and (b) 15% of the Fair Market Value of the shares on the first day of the month in which the shares were purchased. The excess, if any, of the sales price over the sum of the purchase prices for the shares and the amount of ordinary income recognized is treated as long-term capital gain. If the sales price of the shares is less than the purchase prices, there is no ordinary income and the participant has a long-term capital loss equal to the difference. If an employee holds the shares for this period, the Corporation is not entitled to any deduction for federal income tax purposes.

    If the employee does not meet the holding period requirements, the employee recognizes at the time of disposition of the shares ordinary income equal to the difference between the price paid for the shares and their Fair Market Value on the date of purchase. The excess, if any, of the sales price over the Fair Market Value of the shares on the purchase date will be treated as capital gain and will qualify for long-term capital gain treatment if the shares have been held for more than one year. If the shares are sold for less than their Fair Market Value on the date of purchase, the same amount of ordinary income is included by a participant, and a capital loss is allowed equal to the difference between the sales price and the Fair Market Value of the shares on the purchase date. Such loss will be a long-term loss if the shares were held for more than one year. In the event of an early disposition, the Corporation generally will be allowed a deduction for federal income tax purposes equal to the ordinary income realized by the employee.

VOTE REQUIRED FOR APPROVAL

    The affirmative vote of a majority of the shares represented at the meeting and entitled to vote is required to approve the amended Employee Stock Purchase Plan.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THIS
PROPOSAL.

                       PROPOSAL 4--SELECTION OF AUDITORS

    Based upon the recommendation of the Audit Committee, the Board of Directors has selected Ernst & Young LLP to serve as the Corporation's independent auditors for the year ending December 31, 2000. The stockholders will be requested to ratify the Board's selection. Representatives of Ernst & Young LLP will be present at the annual meeting, will have the opportunity to make a statement, if they desire to do so, and will be available to answer appropriate questions.

VOTE REQUIRED FOR APPROVAL

    The affirmative vote of a majority of the shares represented and entitled to vote is required to approve the Board's selection of auditors. If the stockholders do not ratify the selection of Ernst & Young LLP, the selection of independent auditors will be reconsidered by the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THIS
PROPOSAL.

                                 OTHER MATTERS

    The Board of Directors knows of no other matters to be acted upon at the meeting, but if any such matters properly come before the meeting that are not specifically set forth on the proxy card and in this proxy statement, it is intended that the persons voting the proxies will vote in accordance with their best judgments.

                                           By Order of the Board of Directors,

                                           /s/ JAMES F. BRASHEAR
                                           James F. Brashear
                                           CORPORATE SECRETARY

April 17, 2000

    Sabre, the Sabre logo design, Travelocity.com, and Sabre Business Travel Solutions are trademarks and/or service marks of an affiliate of Sabre Holdings Corporation. All other names are trademarks, trade names, and/or service marks of their respective company(s).

                                                                       EXHIBIT A

                  SECOND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                           SABRE HOLDINGS CORPORATION

    1. The name of the corporation (which is hereinafter referred to as the "Corporation") is "Sabre Holdings Corporation".

    2. The original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on June 25, 1996, under the name "TSG Corporation".

    3. This Second Restated Certificate of Incorporation of the Corporation has been duly adopted in accordance with the provisions of Sections 103, 222, 242 and 245 of the General Corporation Law of the State of Delaware, and shall, as it may thereafter be amended or supplemented in accordance with its terms and applicable law, be the Certificate of Incorporation of the Corporation.

    4. The text of the Restated Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

                                   ARTICLE I

The name of the corporation (which is hereinafter referred to as the "Corporation") is:

                           Sabre Holdings Corporation

                                   ARTICLE II

    The address of the Corporation's registered office in the State of Delaware is The Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle 19801. The name of the Corporation's registered agent at such address is The Corporation Trust Company.

                                  ARTICLE III

    The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized and incorporated under the General Corporation Law of the State of Delaware (the "GCL").

                                   ARTICLE IV

    (A) Authorized Stock. The total number of shares of stock which the Corporation shall have authority to issue is Two Hundred Seventy Million (270,000,000) shares, divided into two classes, consisting of (i) Two Hundred Fifty Million (250,000,000) shares of Class A Common Stock, par value $.01 per share (hereinafter referred to as "Class A Common Stock"), and (ii) Twenty Million (20,000,000) shares of Preferred Stock, par value $.01 per share (hereinafter referred to as "Preferred Stock").

    (B) Class A Common Stock. The following is a statement of the relative powers, preferences and participating, optional or other special rights, and the qualifications, limitations and restrictions of the Class A Common Stock:

        (i) Subject to the rights of holders of Preferred Stock, and subject to any other provisions of this Certificate of Incorporation, holders of Class A Common Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.

        (ii) At each meeting of the stockholders of the Corporation, each holder of Class A Common Stock shall be entitled to one vote in person or by proxy for each share of Class A Common Stock standing in his or her name on the transfer books of the Corporation, in connection with the election of directors and all other matters submitted to a vote of stockholders. Except as may be otherwise required by law or by this Article IV, and, subject to any voting rights which may be granted to holders of Preferred Stock, the holders of Class A Common Stock shall have the exclusive right to vote on all matters submitted to a vote of stockholders of the Corporation.

        (iii) In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment in full of the amounts required to be paid to the holders of Preferred Stock, the remaining assets and funds of the Corporation shall be distributed pro rata to the holders of Class A Common Stock.

        (iv) Except as otherwise required by law, holders of Class A Common Stock, as such, shall not be entitled to vote on any amendment to this Second Restated Certificate of Incorporation (including a Preferred Stock Designation) that alters or changes the powers, preferences, rights or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled to vote on such amendment pursuant to this

    Second Restated Certificate of Incorporation (including a Preferred Stock Designation) or pursuant to the Delaware General Corporation Law.

        (v) No stockholder shall be entitled to exercise any right of cumulative voting.

    (C) Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby expressly authorized to provide by resolution or resolutions from time to time for the issuance of shares of Preferred Stock in one or more series and, by filing a certificate pursuant to the applicable law of the State of Delaware (hereinafter, along with any similar designation relating to any other series of stock which may hereafter be authorized, referred to as a "Preferred Stock Designation," each of which shall be part of this Second Restated Certificate of Incorporation), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof to the fullest extent permitted by law. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

        (i) The designation of the series, which may be by distinguishing number, letter or title.

        (ii) The number of shares of the series, which number the Board of Directors may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding).

        (iii) Whether dividends, if any, shall be cumulative or noncumulative and the dividend rate of the series.

        (iv) The conditions upon which and dates at which dividends, if any, shall be payable, and the relation which such dividends, if any, shall bear to the dividends payable on any other class or classes of stock.

        (v) The redemption rights and price or prices, if any, for shares of the series.

        (vi) The terms and amount of any sinking fund provided for the purchase or redemption of shares of the series.

        (vii) The amounts payable on and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

        (viii) Whether the shares of the series shall be convertible into shares of any class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series of such other security, the conversion price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible and all other terms and conditions upon which such conversion may be made.

        (ix) Restrictions on the issuance (or reissuance) of shares of the same series or of any other class or series.

        (x) The voting rights and powers, if any, of the holders of shares of the series.

    (D) Record Holders. The Corporation shall be entitled to treat the Person (as defined in Article IX) in whose name any share of its stock is registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other Person, whether or not the Corporation shall have notice thereof, except as expressly provided by applicable law.

    (E) No Preemptive Rights. No stockholder of the Corporation shall have any preemptive or preferential right, nor be entitled as such as a matter of right, to subscribe for or purchase any part of any new or additional issue of stock of the Corporation of any class or series, whether now or hereafter authorized, and whether issued for money or for consideration other than money, or of any issue of securities convertible into stock of the Corporation.

                                   ARTICLE V

    The Board of Directors is hereby authorized to create and issue, whether or not in connection with the issuance and sale of any of its stock or other securities or property, rights entitling the holders thereof to purchase from the Corporation shares of stock or other securities or property of the Corporation or any other corporation. The times at which and the terms upon which such rights are to be issued will be determined by the Board of Directors and set forth in the contracts or instruments that evidence such rights. The authority of the Board of Directors with respect to such rights shall include, but not be limited to, determination of the following:

    (A) The initial purchase price per share or other unit of the stock or other securities or property to be purchased upon exercise of such rights.

    (B) Provisions relating to the times at which and the circumstances under which such rights may be exercised or sold or otherwise transferred, either together with or separately from, any other stock or other securities of the Corporation.

    (C) Provisions which adjust the number or exercise price of such rights or amount or nature of the stock or other securities or property receivable upon exercise of such rights following the occurrence of specified events, including without limitation a combination, split or recapitalization of any stock of the Corporation, a change in ownership of the Corporation's stock or other securities or a reorganization, merger, consolidation, sale of assets or other occurrence relating to the Corporation or any stock of the Corporation, and provisions restricting the ability of the Corporation to enter into any such transaction absent an assumption by the other party or parties thereto of the obligations of the Corporation under such rights.

    (D) Provisions which deny the holder of a specified percentage of the outstanding stock or other securities of the Corporation the right to exercise such rights and cause the rights held by such holder to become void.

    (E) Provisions which permit the Corporation to redeem or exchange such rights.

    (F)  The appointment of a rights agent with respect to such rights.

                                   ARTICLE VI

    (A) In furtherance of, and not in limitation of, the powers conferred by law, the Board of Directors is expressly authorized and empowered:

        (i) to adopt, amend or repeal the Bylaws of the Corporation; provided, however, that the Bylaws adopted by the Board of Directors under the powers hereby conferred may be amended or repealed by the Board of Directors or by the stockholders having voting power with respect thereto; provided, further, that in the case of amendments by stockholders, the affirmative vote of the holders of at least 80 percent of the voting power of the then outstanding Voting Stock, voting together as a single class, shall be required to alter, amend or repeal any provision of the Bylaws or adopt any provision of the Bylaws inconsistent with any other provision of the Bylaws; and

        (ii) from time to time to determine whether and to what extent, and at what times and places, and under what conditions and regulations, the accounts and books of the Corporation, or any of them, shall be open to inspection of stockholders; and, except as so determined, or as expressly provided in this Second Restated Certificate of Incorporation or in any Preferred Stock Designation, no stockholder shall have any right to inspect any account, book or document of the Corporation other than such rights as may be conferred by applicable law.

    (B) The Corporation may in its Bylaws confer powers upon the Board of Directors in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board of Directors by applicable law. Notwithstanding anything contained in this Second Restated Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80 percent of the voting power of the then outstanding Voting Stock, voting together as a single class, shall be required to amend or repeal, or adopt any provision inconsistent with, paragraph (A)(i) of this Article VI. For the purposes of this Second Restated Certificate of Incorporation, "Voting Stock" shall mean the outstanding shares of stock of the Corporation entitled to vote generally in the election of directors.

                                  ARTICLE VII

    Subject to the rights of the holders of any series of Preferred Stock or any other series or class of stock as set forth in this Second Restated Certificate of Incorporation to elect additional directors under specified circumstances, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing in lieu of a meeting of such stockholders. Except as otherwise required by law, and subject to the rights of the holders of any series of Preferred Stock or any other series or class of stock as set forth in this Second Restated Certificate of Incorporation to elect additional directors under specified circumstances, special meetings of the stockholders of the Corporation may be called only by the Board of Directors pursuant to a resolution adopted by a majority of the total number of Directors which the Corporation would have if there were no vacancies or by the Chairman of the Board. Except as expressly provided in the immediately preceding sentence, any power of stockholders to call a special meeting is specifically denied. Only such business as shall have been brought before the special meeting of stockholders pursuant to the Corporation's notice of meeting shall be conducted at such meeting. Notwithstanding anything contained in this Second Restated Certificate of Incorporation to the contrary, the affirmative vote of at least 80 percent of the voting power of the then outstanding Voting Stock, voting together as a single class, shall be required to amend or repeal, or adopt any provision inconsistent with, this Article VII.

                                  ARTICLE VIII

    (A) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors except as otherwise provided herein or required by law.

    (B) Subject to the rights of the holders of any series of Preferred Stock or any other series or class of stock as set forth in this Second Restated Certificate of Incorporation to elect additional directors under specified circumstances, the number of directors of the Corporation shall be fixed by the Bylaws of the Corporation and may be increased or decreased from time to time in such a manner as may be prescribed by the Bylaws.

    (C) Unless and except to the extent that the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

    (D) The directors, other than those who may be elected by the holders of any series of Preferred Stock or any other series or class of stock as set forth in this Second Restated Certificate of Incorporation, shall be divided into three classes, as nearly equal in number as possible. One class of directors shall be initially elected for a term expiring at the annual meeting of stockholders to be held in 1997, another class shall be initially elected for a term expiring at the annual meeting of stockholders to be held in 1998, and another class shall be initially elected for a term expiring at the annual meeting of stockholders to be held in 1999. Members of each class shall hold office until their successors are elected and qualified. At each annual meeting of the stockholders of the Corporation, commencing with the 1997 annual meeting, the successors of the class of directors whose term expires at that meeting shall be elected by a plurality vote of all votes cast at such meeting to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election.

    (E) Subject to the rights of the holders of any series of Preferred Stock or any other series or class of stock, as set forth in this Second Restated Certificate of Incorporation, to elect additional directors under specified circumstances, any director may be removed from office, at any time, but only for cause and only by the affirmative vote of the holders of at least
80 percent of the voting power of the then outstanding Voting Stock, voting together as a single class.

    (F) Notwithstanding anything contained in this Second Restated Certificate of Incorporation to the contrary, and in addition to any vote of the Board of Directors required by applicable law or this Second Restated Certificate of Incorporation, the affirmative vote of the holders of at least 80 percent of the voting power of the then outstanding Voting Stock, voting together as a single class, shall be required to alter, amend or repeal, or adopt any provision inconsistent with, this Article VIII.

    (G) Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall, unless otherwise provided by law or by resolution of the Board of Directors, be filled only by a majority vote of the directors then in office, though less than a quorum, and not by the stockholders. Directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been chosen expires. No decrease in the authorized number of directors shall shorten the term of any incumbent directors.

                                   ARTICLE IX

    For purposes of this Second Restated Certificate of Incorporation:

    (A)  "Person" shall mean any individual, firm, corporation or other entity.

    (B) "Beneficial Owner," "Beneficially Own," "Beneficially Owned," "Beneficial Ownership," and words of similar import shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations of the Securities Exchange Act of 1934, as in effect on September 15, 1996.

    (C) "Subsidiary" shall mean any corporation of which a majority of any series or class of equity security is owned, directly or indirectly, by a different corporation.

                                   ARTICLE X

    A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (A) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (B) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (C) under Section 174 of the General Corporation Law of the State of Delaware, or (D) for any transaction from which the director derived an improper personal benefit. Notwithstanding anything contained in this Second Restated Certificate of Incorporation to the contrary, any alteration, amendment or repeal of, or adoption of any provision inconsistent with, this Article X shall not adversely affect any right or protection of a director of the Corporation existing hereunder in respect of any act or omission occurring prior to such alteration, amendment, repeal or adoption.

                                   ARTICLE XI

    Except as may be expressly provided in this Second Restated Certificate of Incorporation, the Corporation reserves the right at any time and from time to time to alter, amend, or repeal any provision contained in this Second Restated Certificate of Incorporation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed herein or by applicable law, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other Persons whomsoever by and pursuant to this Second Restated Certificate of Incorporation (in its present form or as hereafter amended) are granted subject to the right reserved in this Article XI.

    IN WITNESS WHEREOF, the Corporation has caused this Second Restated
Certificate of Incorporation to be signed by its President this    day of
       , 2000.

                                           SABRE HOLDINGS CORPORATION

                                           By:
             -------------------------------------------------------------------
                                              President

                                                                       EXHIBIT B

                           SABRE HOLDINGS CORPORATION
                          EMPLOYEE STOCK PURCHASE PLAN

    WHEREAS, the Board of Directors of The SABRE Group Holdings, Inc. ("TSGH") established the Employee Stock Purchase Plan dated January 1, 1997 as a plan for the employees of The SABRE Group, Inc. and certain of its Subsidiaries to purchase at a discount under the requirements of Section 423 of the Internal Revenue Code shares of Class A Common Stock. $.01par value,

    WHEREAS, effective July 1, 2000 the Board of Directors of Sabre Holdings Corporation ("Holdings") hereby amends, superscedes and replaces in its entirety the plan dated January 1, 1997 with this Employee Stock Purchase Plan,

    NOW, THEREFORE, effective as of July 1, 2000, the Holdings Board of Directors adopts and establishes this Employee Stock Purchase Plan.

                                   ARTICLE I
                                  INTRODUCTION

    1.1 PURPOSE OF PLAN. The purpose of the Plan is to provide employees of Sabre Inc., a Delaware Corporation ("Sabre"), and certain of its Subsidiaries (collectively, the "Company") with an incentive for individual contribution to ensure the future growth of the Company by enabling such employees to acquire shares of Class A Common Stock, $.01 par value per share of Holdings (the "Holdings Stock"), in the manner contemplated by the Plan. Rights to purchase Holdings Stock offered pursuant to the Plan are a matter of separate inducement and not in lieu of any salary or other compensation for the services of any employee. The Plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). The Plan shall be submitted for approval of the stockholders of Holdings within twelve (12) months of the date this Plan restatement is adopted.

    1.2 SHARES RESERVED FOR THE PLAN. There shall be reserved for issuance and purchase by Eligible Employees under the Plan an aggregate of two million (2,000,000) shares of Holdings Stock. Holdings Stock subject to the Plan may be shares now or hereafter authorized but unissued, or shares that were once issued and subsequently reacquired by Holdings. If and to the extent that any right to purchase reserved shares shall not be exercised by any Eligible Employee for any reason or if such right to purchase shall terminate as provided herein, shares that have not been so purchased hereunder shall again become available for the purposes of the Plan unless the Plan shall have been terminated, but such unpurchased shares shall not be deemed to increase the aggregate number of shares specified above to be reserved for purposes of the Plan (subject to adjustment as provided in Section 4.6).

                                   ARTICLE II
                                  DEFINITIONS

    2.1 "Account" means a Plan account.

    2.2 "Board" means the Holdings Board of Directors.

    2.3 "Code" means the Internal Revenue Code of 1986, as amended.

    2.4 "Committee" means the Compensation/Nominating Committee of the Board.

    2.5 "Company" means collectively Holdings, Sabre, and every Subsidiary.

    2.6 "Current Eligible Compensation" means for any pay period the gross amount of Eligible Compensation with respect to which net amounts are actually paid in such pay period.

    2.7 "Eligible Compensation" means for any Eligible Employee his or her base pay, or other pay as determined by the Committee.

    2.8 "Eligible Employee" means those individuals described in Sections 3.1 and 3.2.

    2.9 "Fair Market Value" means the mean of the high and low sales prices of a share of Holdings Stock on either the New York Stock Exchange ("NYSE") or the National Association of Securities Dealers Automated Quotation System ("NASDAQ") on the date in question or, if Holdings Stock shall not have been traded on such exchange on such date, the mean of the high and low sales prices on such exchange on the first day prior thereto on which Holdings Stock was so traded or such other amount as may be determined by the Committee by any fair and reasonable means.

    2.10 "Holdings" means Sabre Holdings Corporation.

    2.11 "Holdings Stock" means the Class A Common Stock, $.01 par value, of Holdings.

    2.12 "Investment Date" means the last business day of each six-month period during which the Plan is in existence.

    2.13 "Participating Employee" means an Eligible Employee (i) for whom payroll deductions are currently being made or (ii) for whom payroll deductions are not currently being made because he or she has reached the limitation set forth in Section 3.5.

    2.14 "Plan" means this Sabre Holdings Corporation Employee Stock Purchase Plan.

    2.15 "Plan Entry Date" means the first day of each six-month period, beginning January 1 or July 1 of each Plan Year.

    2.16 "Plan Year" means the calendar year.

    2.17 "Sabre" means Sabre Inc.

    2.18 "Subsidiary" means Sabre and any corporation designated by the Board for participation into this Plan in which Holdings or a subsidiary owns not less than 50% of the total combined voting power of all classes of stock.

                                  ARTICLE III
                         ELIGIBILITY AND PARTICIPATION

    3.1 ELIGIBILITY. All employees of Sabre and each Subsidiary, provided that such employee:

        (a) is not in a group of key employees that, pursuant to Section 423(b)(4)(D) of the Code, the Committee determines to be ineligible to participate in the Plan: and

        (b) does not own, immediately after the right is granted, stock possessing five percent (5%) or more of the total combined voting power or value of all classes of capital stock of Holdings, Sabre, or of a Subsidiary.

    In determining stock ownership under this Section 3.1, the rules of Section 424(d) of the Code shall apply and Holdings Stock that the employee may purchase under outstanding options shall be treated as Holdings Stock owned by the employee.

    3.2 CESSATION OF ELIGIBILITY. An individual's status as an Eligible Employee will cease on the earliest to occur of the following events: (a) the individual's termination of employment from the Company (b) the individual's death; or (c) the date the individual ceases to satisfy any of the eligibility criteria of Section 3.1 of the Plan.

    3.3 ELECTION TO PARTICIPATE. Each Eligible Employee may elect to participate in the Plan by completing and providing to Sabre an enrollment application. The enrollment will be effective as of the first Plan Entry Date subsequent thereto. Each Eligible Employee may elect a payroll deduction of up to ten percent (10%) of such Eligible Employee's Current Eligible Compensation. Elections under this Section 3.3 are subject to the limitations contained in Section 3.5. All payroll deductions shall be credited as promptly as practicable to an Account in the name of the Participating Employee and may be used by Holdings until so credited for any corporate purpose. Unless he or she elects otherwise during the six-month period, an Eligible Employee who is a Participating Employee will be deemed (i) to have elected to participate in the Plan and (ii) to have authorized payroll deductions as in effect for such Eligible Employee on the day before the Plan Entry Date. Once an election of a payroll deduction has been made, the Participating Employee may not change that election until the next Plan Entry Date except as provided in Section 3.4.

    3.4 CESSATION OF PARTICIPATION. A Participating Employee may at any time cease participation in the Plan by filing with the Committee or its designee a form specified by the Committee or its designee. The cessation will be effective as soon as practicable, whereupon no further payroll deductions will be made, and any payroll deductions made on the Participating Employee's behalf during the six-month period of cessation shall be invested in Holdings Stock pursuant to the Plan on the next following Investment Date. Any Participating Employee who ceases being a Participating Employee may elect to participate before the next or any subsequent Plan Entry Date, if he or she is then an Eligible Employee. A Participating Employee ceases being a Participating Employee if he or she ceases being an Eligible Employee.

    3.5 DOLLAR AMOUNT LIMIT ON PARTICIPATION. No right to purchase shares under this Plan shall permit an employee to purchase Holdings Stock under all employee stock purchase plans (as defined in Section 423 of the Code) of the Company or any parent or Subsidiary of the Company, which in the aggregate exceeds $25,000 (or such other dollar limit as may be specified from time to time under Section 423 of the Code) of Fair Market Value of such stock (determined at the time the right is granted, which, in the case of this Plan, is each Plan Entry Date) for each calendar year in which the right is outstanding at any time. Subject to the foregoing, no Participating Employee shall be allowed to purchase more than 600 shares of Holdings Stock on any Investment Date.

                                   ARTICLE IV
                    PURCHASE OF HOLDINGS STOCK AND ACCOUNTS

    4.1 PURCHASE PRICE. The purchase price for each share of Holdings Stock shall be eighty-five percent (85%) of the lower of the Fair Market Value of such a share on the first business day of a six-month period in which shares are purchased and the Fair Market Value of such a share on the last business day of any such six-month period.

    4.2 METHOD OF PURCHASE AND INVESTMENT ACCOUNTS. As of each Investment Date, each Participating Employee shall be deemed without further action, to have purchased, the number of whole and fractional shares of Holdings Stock determined by dividing the amount of his or her payroll deductions not theretofore invested by the purchase price as determined in Section 4.1. Records of such shares shall be maintained in separate Accounts for each Participating Employee. All cash dividends paid with respect to such shares shall be credited to each Participating Employee's Account and will automatically be reinvested in whole or fractional shares of Holdings Stock, unless the Participating Employee elects not to have such dividends reinvested.

    4.3 TITLE OF ACCOUNTS. Each Account may be in the name of the Participating Employee or, if he or she so indicates on the appropriate form, in his or her name jointly with another person, with right of survivorship. A Participating Employee who is a resident of a jurisdiction that does not recognize such a joint tenancy may have an Account in his or her name as tenant in common with another person, with right of survivorship.

    4.4 RIGHTS AS A STOCKHOLDER. At the time funds from a Participating Employee's payroll deduction are used to purchase Holdings Stock, he or she shall have all of the rights and privileges of a stockholder of Holdings with respect to whole shares purchased under the Plan whether or not certificates representing full shares have been issued. A Participating Employee shall not have any of the rights and privileges of a stockholder of Holdings with respect to fractional shares purchased under the Plan.

    4.5 RIGHTS NOT TRANSFERABLE. Rights granted under the Plan are not transferable by a Participating Employee and are exercisable during his or her lifetime only by him or her.

    4.6 ADJUSTMENT IN THE CASE OF CHANGES AFFECTING HOLDINGS STOCK. In the event of a subdivision of outstanding shares of Holdings Stock, or the payment of a stock dividend thereon, the number of shares reserved or authorized to be reserved under this Plan shall be increased proportionately, and such other adjustment shall be made as may be deemed necessary or equitable by the Board of Directors. In the event of any other change affecting Holdings Stock, such adjustment shall be made as deemed equitable by the Board of Directors to give proper effect to such event, subject to the limitations of Section 424 of the Code.

                                   ARTICLE V
                     AMENDMENT AND TERMINATION OF THE PLAN

    5.1 AMENDMENT OF THE PLAN. The Board of Directors, or its designate, may at any time, or from time to time, amend the Plan in any respect provided, however, that the Plan may not be amended in any way that will cause rights issued under it to fail to meet the requirements for employee stock purchase plans as defined in Section 423 of the Code, including stockholder approval if required.

    5.2 TERMINATION OF THE PLAN. The Plan and all rights of employees hereunder shall terminate: (a) on the Investment Date that Participating Employees become entitled to purchase a number of shares greater than the number of reserved shares remaining available for purchase or (b) at any time, at the discretion of the Board of Directors. If the Plan terminates under circumstances described in (a) above, reserved shares remaining as of the termination date shall be sold to Participating Employees pro rata based on the balances in the payroll deduction accounts. Any payroll deductions remaining after termination of the Plan and after the purchase of shares as described in the preceding sentence shall be refunded to the Participating Employees making such payroll deductions.

                                   ARTICLE VI
                                 MISCELLANEOUS

    6.1 ADMINISTRATION OF THE PLAN. The Plan shall be administered at the expense of Holdings, by the Committee. The Committee may request advice or assistance or employ such other persons as are necessary for proper administration of the Plan. Subject to the express provisions of the Plan, the Committee shall have authority to interpret the Plan, to prescribe, amend, and rescind rules and regulations relating to it, and to make all other determinations necessary or advisable in administering the Plan, all of which determinations shall be final and binding upon all persons.

    6.2 GOVERNMENTAL REGULATIONS. The Plan, and the grant and exercise of the rights to purchase shares hereunder, and Holdings' obligations to sell and deliver shares upon exercise of rights to purchase shares shall be subject to all applicable federal, state and foreign laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may in the opinion of counsel for Holdings be required.

    6.3 INDEMNIFICATION OF COMMITTEE. Service on the Committee shall constitute service as a Director of Holdings so that members of the Committee shall be entitled to indemnification and reimbursement as Directors of Holdings pursuant to its Certificate of Incorporation, Bylaws, or resolutions of its Board of Directors or stockholders.

    6.4 THIRD PARTY BENEFICIARIES. None of the provisions of the Plan shall be for the benefit of or enforceable by any creditor of a Participating Employee. A Participating Employee may not create a lien on any portion of the cash balance accumulated in such Participating Employee's payroll deduction account or on any shares covered by a right to purchase before a stock certificate for such shares is issued for such Participating Employee's benefit.

    6.5 GENERAL PROVISIONS. The Plan shall neither impose any obligation on Sabre or on any Subsidiary to continue the employment of any Employee Eligibility, nor impose any obligation on any Employee Eligibility to remain in the employ of Sabre or of any Subsidiary. For purposes of the Plan, an employment relationship shall be deemed to exist between an individual and a corporation if, at the time of the determination, the individual was an "employee" of such corporation within the meaning of Section 423(a)(2) of the Code and the regulations and rulings interpreting such section. For purposes of the Plan, the transfer of an employee from employment with Sabre to employment with a Subsidiary, or vice versa, shall not be deemed a termination of employment of the employee. Subject to the specific terms of the Plan, all employees granted rights to purchase shares hereunder shall have the same rights and privileges.

                                           By Order of the Board of Directors

             -------------------------------------------------------------------

                                           James F. Brashear

                                           Corporate Secretary

                               DIRECTIONS TO THE
                    DALLAS/FORT WORTH AIRPORT MARRIOTT SOUTH
                             4151 CENTREPORT DRIVE
                            FORT WORTH, TEXAS 76155

                                 [MAP GRAPHIC]

                                   Back Cover
                                  [Sabre Logo]

    If you are planning to attend the annual meeting in person, you must bring with you the admission ticket printed on this page. You will be asked for this ticket at the stockholder registration desk at the annual meeting. If you do not have an admission ticket, other evidence of share ownership will be necessary to obtain admission to the annual meeting. See "Official Notice of Annual Meeting" for details.

                          (PLEASE CUT ALONG THIS LINE)
 ................................................................................

                           SABRE HOLDINGS CORPORATION
                      2000 ANNUAL MEETING ADMISSION TICKET

        The Annual Meeting of Stockholders of Sabre Holdings Corporation will be held at 1:00 P.M., Central Daylight Saving Time, on Wednesday, May 17,
                                     2000,
    in the Trinity Ballroom at the Dallas/Fort Worth Airport Marriott South,
                4151 Centreport Drive, Fort Worth, Texas 76155.

                    TO ATTEND THIS MEETING YOU MUST PRESENT
                 THIS TICKET OR OTHER PROOF OF SHARE OWNERSHIP

(Doors will open at 12:00 noon. NOTE: Cameras, tape recorders or other recording devices will not be allowed in the meeting room.)

                           SABRE HOLDINGS CORPORATION
       THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                          OF SABRE HOLDINGS CORPORATION

P    The undersigned hereby appoints William J. Hannigan, Glenn W. Marschel,
R    Jr., and Richard L. Thomas, or any of them, proxies, each with full power
O    of substitution, to vote the shares of the undersigned at the Annual
X    Meeting of Stockholders of Sabre Holdings Corporation on May 17, 2000,
Y and any adjournments thereof, upon all matters as may properly come before the meeting. Without otherwise limiting the foregoing general authorization, the proxies are instructed to vote as indicated herein.

ELECTION OF A DIRECTOR, NOMINEE:

                                Edward A. Brennan

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES. SEE REVERSE SIDE. YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.


                               SEE REVERSE SIDE
--------------------------------------------------------------------------------
                         -  FOLD AND DETACH HERE  -

                                      2406
/X/  PLEASE MARK YOUR
     VOTES AS IN THIS
     EXAMPLE.

This proxy, when properly signed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR the Board of Directors' nominee listed; and FOR Proposals 2, 3 and 4.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1, PROPOSAL 2, PROPOSAL 3 AND PROPOSAL 4.

                                         FOR        WITHHELD
1.   Election of a Director              / /          / /
     (see reverse).

                                         FOR        AGAINST     ABSTAIN
2.   Amendment to the                    / /          / /         / /
     Corporation's Restated
     Certificate of Incorporation.

                                         FOR        AGAINST     ABSTAIN
3.   Approval of amendments to the       / /          / /         / /
     Employee Stock Purchase Plan.

                                         FOR        AGAINST     ABSTAIN
4.   Ratification of the selection of    / /          / /         / /
     Ernst & Young LLP as independent
     auditors for the year 2000.

Transact such other matters as may properly come before the meeting.

If you plan to attend the Annual         / /  Will Attend
Meeting, please mark this box.

SIGNATURE(S)                                     DATE
            ---------------------------               -----------------------

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

--------------------------------------------------------------------------------

 -  FOLD AND DETACH HERE IF YOU ARE RETURNING YOUR VOTED PROXY CARD BY MAIL  -

NAME & ADDRESS
PRINT HERE


                 #


Dear Stockholder:

Sabre Holdings Corporation encourages you to take advantage of convenient ways by which you can vote your shares. You can vote your shares electronically through the Internet or by telephone. This eliminates the need for you to return the proxy card.

To vote your shares electronically you must use the control number printed above, just below the perforation. The series of numbers that appear above must be used to access the system.

1.  To vote over the Internet:
    - Log on to the Internet and go to the web site http://www.eproxyvote.com/tsg.

    The web site should be accessible 24 hours a day, 7 days a week. Polls will close Tuesday, May 16, 2000 at 5:00 P.M. Central Daylight Saving Time.

2.  To vote over the telephone:

    On a touch-tone telephone call 1-877-779-8683. This is a toll-free number. The system should be accessible 24 hours a day, 7 days a week. Polls will close Wednesday, May 17, 2000 at 1:00 P.M. Central Daylight Saving Time.

Your electronic vote authorizes the named proxies in the same manner as if you marked, signed, dated and returned the proxy card.




                              THANK YOU FOR VOTING